UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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TUTOR PERINI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TUTOR PERINI CORPORATION
15901 Olden Street
Sylmar, California 91342
April 8, 2022
Dear Shareholder:
You are cordially invited to attend the Tutor Perini Corporation 2022 Annual Meeting of Shareholders (“Annual Meeting”). The Annual Meeting will be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 18, 2022 at 11:30 a.m., Pacific Time.

Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of 2022 Annual Meeting of Shareholders and proxy statement.
Your vote is very important to us. We hope that you are able to participate, either by voting during the meeting or by other acceptable means as described in the attached proxy statement.
Thank you for your ongoing support of Tutor Perini Corporation.

Sincerely,

Ronald N. Tutor
Chairman & Chief Executive Officer

TUTOR PERINI CORPORATION
15901 Olden Street
Sylmar, California 91342
NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Wednesday, May 18, 2022

TIME:	11:30 a.m., Pacific Time

LOCATION:	15901 Olden Street, Sylmar, California 91342

MEETING AGENDA:
1.Elect each of the 10 directors named in the accompanying proxy statement for a one-year term expiring at the 2023 Annual Meeting of Shareholders;
2.Ratify the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of the Company for the year ending December 31, 2022;
3.Approve the compensation of the Company’s named executive officers on an advisory (non-binding) basis; and
4.Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE:
Only shareholders of record at the close of business on March 21, 2022 (the “Record Date”) are entitled to notice of, to participate in and to vote at the annual meeting and any postponement or adjournment thereof.

PROXY VOTING:	Your vote is very important. We urge you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote your shares over the Internet at www.proxyvote.com, telephonically by dialing 1-800-690-6903, or if you requested to receive printed proxy materials, via your enclosed proxy card. If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a Notice of Availability of Proxy Materials, or, if you request them to do so, they will provide you a printed set of proxy materials together with a voting instruction form, which you may use to direct how your shares will be voted.

By order of the Board of Directors,

Anthony C. Fiore, Corporate Secretary
April 8, 2022
Sylmar, California
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 18, 2022: The proxy statement and 2021 Annual Report are available at http://investors.tutorperini.com/events-calendar/proxy-voting.

TUTOR PERINI CORPORATION
15901 Olden Street
Sylmar, California 91342
PROXY STATEMENT
April 8, 2022
INTRODUCTION
This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Tutor Perini Corporation (the “Company,” “Tutor Perini,” “we,” “us” or “our”) of proxies for use in voting at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 18, 2022 at 11:30 a.m. Pacific Time, and any adjournment or postponement thereof. Only shareholders of record as of the close of business on March 21, 2022 (the “Record Date”) are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. As of the Record Date, the Company had 51,111,164 shares of common stock outstanding. Each share of common stock is entitled to one vote.
At the Annual Meeting, our shareholders will consider and vote on the following matters:
•Proposal 1, for the election of each of the 10 nominees for director named in this proxy statement, requires the affirmative vote of a plurality of the votes cast at the Annual Meeting. You may vote FOR any or all director nominees or WITHHOLD your vote from any or all of the director nominees.
We recommend a vote FOR the election of each director nominee.
•Proposal 2, for ratification of the selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditors for 2022, requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.
We recommend a vote FOR the ratification of the selection of Deloitte as independent auditors.
•Proposal 3, for approval on an advisory (non-binding) basis of the compensation paid to the Company’s named executive officers, as disclosed in the “Compensation Discussion and Analysis” in this proxy statement and the executive compensation tables and related narrative discussion that follow. Approval of the proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Although this proposal is advisory in nature, which means that the vote is not binding upon the Company, as they have in past years, the Board and the Compensation Committee will consider our shareholders’ vote on this proposal when setting our executive compensation program.
We recommend a vote FOR the approval of our executive compensation as reported in this proxy statement.
On or about April 8, 2022, proxy materials for the Annual Meeting, including this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, were made available over the Internet to shareholders entitled to vote at the Annual Meeting. The proxy materials may be accessed by visiting http://investors.tutorperini.com/events-calendar/proxy-voting.
INFORMATION REGARDING THE ANNUAL MEETING
Attending the Annual Meeting
Shareholders of record or beneficial owners of our common stock as of the Record Date are entitled to participate in and vote at the Annual Meeting. Shareholders of record may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the Annual Meeting. In addition, due to COVID-19 safety precautions, shareholder attendees will be required to present proof of COVID-19 vaccination (i.e., a record of having received two doses of the Pfizer or Moderna COVID-19 vaccine or one dose of the Johnson & Johnson COVID-19 vaccine) in order to participate without having to wear a protective face mask. Unvaccinated attendees or those attendees that cannot provide proof of vaccination will be required to wear a protective face mask. The Company reserves the right to modify its masking policy for the Annual Meeting in accordance with any changes to applicable governmental policies or ordinances. Seating and parking are limited. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you may be asked to provide proof of beneficial ownership as of the Record Date, such as a brokerage account statement, a copy of the Notice of Internet Availability of Proxy Materials or voting instruction form provided by your bank, broker or other holder of record, or other similar evidence of ownership, as well as picture identification, for admission.
Proxies and Voting Procedures
In advance of the Annual Meeting, you may vote your shares over the Internet at www.proxyvote.com or telephonically by dialing 1-800-690-6903, as discussed in the Notice of Internet Availability of Proxy Materials mailed to shareholders of record. Proxies submitted via the Internet or by telephone must be received by 8:59 p.m., Pacific Time on May 17, 2022. You may request a printed copy of the proxy materials by following the procedures set forth in the Notice of Internet Availability of Proxy Materials, and you may vote your shares by following the instructions on the enclosed proxy card.
If the shares you own are held in “street name” by a bank or brokerage firm, you are considered the “beneficial owner” of such shares, and your bank or brokerage firm will provide you a Notice of Internet Availability of Proxy Materials, or a printed set of proxy materials together with a voting instruction form, which you may use to direct how your shares will be voted. In order to vote your shares, you must follow the voting instructions forwarded to you by, or on behalf of, that organization. Brokerage firms, banks and other fiduciaries or nominees are required to request voting instructions for shares they hold on behalf of customers and others. As the beneficial owner, you have the right to direct your broker, bank or other nominee or fiduciary how to vote, and you are also invited to attend the Annual Meeting. We encourage you to provide instructions to your broker, bank or other nominee or fiduciary to vote your shares. Since a beneficial owner is not the record shareholder, you may not vote the shares in person at the Annual Meeting, unless you obtain a legal proxy from the broker, bank or other nominee or fiduciary that holds your shares giving you the right to vote the shares at the meeting.
Electronic Availability of Proxy Statement and 2021 Annual Report
As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our 2021 Annual Report available to shareholders electronically via the Internet at http://investors.tutorperini.com/events-calendar/proxy-voting. On April 8, 2022, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our 2021 Annual Report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials, unless you request one by following the instructions contained in the notice. We believe that providing our proxy materials over the Internet increases the ease and ability of our shareholders to connect with the information they need and reduces the environmental impact of our Annual Meeting.
Quorum
The presence, in person or by proxy, of outstanding shares of common stock representing a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.
Abstentions and Broker Non-Votes
An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. For purposes of establishing a quorum, abstentions in person and proxies received but marked as abstentions as to any or all matters to be voted on count as the shares being present.
If your shares are held in “street name” and you do not return your proxy, your brokerage firm may vote your shares for you under certain circumstances. Brokerage firms have authority under the rules of the New York Stock Exchange (“NYSE”) to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted (“broker non-votes”). Of the proposals contained herein, only Proposal 2 is considered a routine matter.
Regardless of whether you are a record holder of your shares or hold your shares in “street name,” we encourage you to provide voting instructions to your brokerage firm. This ensures your shares will be voted at the meeting according to your instructions.
Abstentions and broker non-votes have no effect on Proposal 1, Proposal 2 and Proposal 3 discussed in this proxy statement.

Proxy Solicitation
In addition to solicitation by mail, our directors, officers and employees may solicit proxies from Tutor Perini shareholders by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. The Company also has retained the services of Alliance Advisors, LLC to assist as needed in the proxy preparation, review and solicitation process for a fee of up to $15,000 plus reimbursement of certain out-of-pocket costs. Furthermore, we pay the cost of soliciting proxies, which may include the reimbursement of brokers’, banks’ and other nominees’ expenses for sending proxy materials and obtaining voting instructions from their customers.
Revocation of Proxies
If you execute and return a proxy or vote via the Internet or telephonically in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials, your proxy may be revoked at any time before it is voted by providing written notice to our Corporate Secretary, by the subsequent execution and delivery of another proxy, or by voting during the Annual Meeting. Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described above do not apply and you must, instead, follow the directions provided by your broker to change those instructions.
Adjournments and Postponements
In accordance with the Company’s by-laws (the “By-laws”), the Annual Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, by action of the presiding officer of the Annual Meeting. Additionally, the Annual Meeting may be postponed and rescheduled by the Board. There may be no notice of the time, date and place of the adjourned meeting, other than by announcement made at the Annual Meeting, regardless of whether or not a quorum is present. Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent their proxies to revoke them any time prior to their use at the Annual Meeting as adjourned or postponed.

PROPOSAL 1: ELECTION OF DIRECTORS
BOARD OF DIRECTORS
The Board, based on the recommendation of the Corporate Governance and Nominating Committee, proposed that the following 10 nominees be elected at the Annual Meeting, each of whom will serve until the 2023 Annual Meeting of Shareholders or until his or her successor has been duly elected and qualified, or his or her earlier death, resignation, removal or disqualification. Each of the nominees is currently a director of the Company and has been elected to hold office until the Annual Meeting or until his or her successor has been elected and qualified, or his or her earlier death, resignation, removal or disqualification. The nominees were most recently elected at the 2021 Annual Meeting of Shareholders, with the exception of Ms. Desai, who was recommended by a non-management director and appointed to the Board on December 16, 2021. Dickran M. Tevrizian, Jr. is not being nominated for re-election at the Annual Meeting. As a result, the Board intends to reduce the size of the Board from 11 to 10 members effective as of the Annual Meeting.
The following individuals are the nominees for election to the Board:

Name	Age	Director Since	Independent
Ronald N. Tutor	81	1997
Peter Arkley	67	2000	✓
Jigisha Desai	55	2021	✓
Sidney J. Feltenstein	81	2013
Michael F. Horodniceanu	77	2018	✓
Michael R. Klein	79	1997	✓
Robert C. Lieber	67	2014	✓
Dennis D. Oklak	68	2017	✓
Raymond R. Oneglia	74	2000	✓
Dale Anne Reiss	74	2014	✓
The Board has determined that 8 out of the 10 nominees are independent. Detailed information about the Board’s determination of director independence is provided in the section entitled “Director Independence.”
The principal occupation, business experience and educational background of each director nominee are set forth below:
Ronald N. Tutor has served as our Chief Executive Officer since March 2000, as Chairman of the Board since July 1999, and as a director since January 1997. Mr. Tutor also served as Chairman of the Board, President and Chief Executive Officer of Tutor-Saliba Corporation (“Tutor-Saliba”), a privately held California corporation engaged in the construction industry, until Tutor-Saliba merged with the Company in September 2008. He is a member of the Board of Trustees of the University of Southern California. With over 20 years at the Company and over 55 years in the industry, Mr. Tutor brings to the Board an industry acknowledged leadership role and in-depth knowledge of our Company and the construction industry. Mr. Tutor holds a Bachelor of Science in Finance from the University of Southern California.
Peter Arkley has served as a director since May 2000. Since March 2022, he has served as President of Alliant Retail Property and Casualty for Alliant Insurance Services, Inc. (“Alliant”), an insurance and bonding brokerage firm. Prior to his current position, Mr. Arkley served as President of Alliant Specialty Group, which included 14 specialty insurance operations including agribusiness, aviation, construction, energy, executive risk, financial institutions, health care, marine, mergers and acquisitions, public entity, real estate and trade credit, from April 2017 to March 2022. He also previously served as Senior Managing Director, Construction Services Group of Alliant from June 2011 to April 2017. Before joining Alliant, Mr. Arkley was the Chairman and Chief Executive Officer of Aon Construction Services Group, a global insurance broker servicing the construction industry, for 18 years. He has extensive knowledge and expertise in insurance and surety and provides the Board insight on risk management and financial services. Mr. Arkley holds a Bachelor of Science in Finance from Wagner College.
Jigisha Desai has served as a director since December 2021. Ms. Desai has over 30 years of financial management, business leadership, and corporate strategy experience. Ms. Desai most recently served as Executive Vice President and Chief Strategy Officer of Granite Construction Incorporated (“Granite”), a heavy civil infrastructure construction company, from January 2021 to December 2021. She also served as Granite’s Senior Vice President and Chief Financial Officer from July 2018 to January 2021, Vice President of Corporate Finance, Treasurer & Assistant Financial Officer from September 2013 to July 2018, and in other financial management roles at Granite prior to that. Ms. Desai has served as a director and Audit Committee Chair of QualTek Services, Inc., a publicly traded infrastructure services provider, since February 2022. She has also served as a director of 1st Capital Bank, a publicly traded community bank, since July 2020, and ElementUS Minerals, a privately held company, since January 2022. Ms. Desai is a member of the Association of Financial Professionals and a Certified Treasury Professional. Ms. Desai holds a Bachelor of Science in Accounting from the University of Houston, a Master of Business Administration in Corporate Finance from Golden Gate University, and completed Harvard Business School’s Advanced Management Program. Ms. Desai brings to the Board extensive, industry-relevant and public company financial and accounting experience through the various positions she has held over her career.
Sidney J. Feltenstein has served as a director since November 2013 and has served as a Senior Operating Partner of Sentinel Capital Partners, an American private equity firm focusing on mid-market companies, since February 2010. He retired in February 2003 from the roles of Chairman and Chief Executive Officer of Yorkshire Global Restaurants, Inc., the holding company for A&W Restaurants and Long John Silver’s, which he founded in 1994. Mr. Feltenstein serves as a director of The HoneyBaked Ham Company, Captain D’s, TGI Fridays, Hooters, Inc. and Newk’s, all of which are privately held food-related companies. In addition, he is a former Trustee and Audit Committee Chairman and is currently an Overseer of Boston University, and is a Trustee of One Family Health, both of which are non-profit organizations. Mr. Feltenstein brings extensive operational and marketing management expertise to the Board through various positions held over his career and through his experience as a director of other public and private companies. Mr. Feltenstein holds a Bachelor of Arts in Communications from Boston University.
Dr. Michael F. Horodniceanu has served as a director since May 2018. Dr. Horodniceanu has been a professor and Chair of the Institute of Design & Construction Innovation Hub at the New York University (“NYU”) Tandon School of Engineering, Department of Civil and Urban Engineering, an engineering and applied sciences university, since June 2018. He also has been a principal at Urban Advisory Group, Inc., an urban strategy consultancy, since July 2017. From July 2008 to June 2017, he served as President of New York Metropolitan Transportation Authority (“MTA”) Capital Construction Company, a subsidiary of the MTA that manages the MTA’s major capital projects in the New York metropolitan area, where he managed a $23 billion transportation capital program, the largest such program in the United States. Dr. Horodniceanu has served as Chairman of the Faculty Advisory Board of the NYU Tandon School of Engineering since 1992 and as Chairman of the Architecture, Engineering and Robotics Commission of the New York City Department of Education Career and Technical Education program since 2017. In addition, since 2001 he has been a director of the Community Service Society of New York. Since January 2021, Dr. Horodniceanu has also served as a strategic advisor to SwissPod Technologies, a privately held Swiss-based company that is developing Hyperloop products. Dr. Horodniceanu brings to the Board over 40 years of academic and industry experience, and over 30 years of executive management experience. Dr. Horodniceanu holds a Bachelor of Science in Civil Engineering from the Technion - Israel Institute of Technology, a Master of Science in Engineering Management from Columbia University and a Doctor of Philosophy in Transportation Planning and Engineering from the Polytechnic Institute of NYU. Dr. Horodniceanu is a licensed Professional Engineer.
Michael R. Klein has served as a director since January 1997 and as Vice Chairman of the Board since September 2000. He is also the Lead Independent Director. Mr. Klein has served as Chairman of the Board of Directors of CoStar Group, Inc., a publicly held provider of commercial real estate information of which he was a co-founder, since August 1987; and as a director of ThinkFood Group, LLC, a privately held food services company, since December 2011. Mr. Klein also serves as the Chairman of the Shakespeare Theatre Company and of the Aspen Music Festival and School, as a trustee of the Aspen Institute and as a director of DC Central Kitchen, all non-profit organizations. Mr. Klein’s 40 plus years as a corporate lawyer, investor and director of multiple corporations, both public and private, qualify and enable him to contribute sound judgment and leadership to the Board and the Company in his role as Lead Independent Director. Mr. Klein holds a Master of Laws from Harvard Law School and Juris Doctor and Bachelor of Business Administration from the University of Miami.
Robert C. Lieber has served as a director since August 2014. Mr. Lieber is the Executive Managing Director of Island Capital Group LLC, a leading international real estate merchant bank, and of C-III Capital Partners LLC, a fully-diversified asset management and commercial real estate services company, of which Island Capital Group LLC is the controlling parent. He joined the firm in July 2010, after having served under New York City Mayor Michael R. Bloomberg as Deputy Mayor for Economic Development. Mr. Lieber also has served as a member of the Board of Directors of Resource REIT, Inc. (previously Resource Real Estate Opportunity REIT, Inc.), a public non-traded real estate investment trust, since February 2018. In addition, he served as Chief Executive Officer (but not a director) of Exantas Capital Corp. (now known as ACRES Commercial Realty Corp.), a publicly traded real estate investment trust, which was managed by a subsidiary of C-III Capital Partners LLC, from September 2016 to August 2020. Mr. Lieber brings to the Board extensive expertise and insight into financial and political matters pertaining to real estate and infrastructure development projects, gained through his experience in the financial and governmental sectors. Mr. Lieber holds a Bachelor of Arts from the University of Colorado and a Master of Business Administration from the Wharton School of the University of Pennsylvania.
Dennis D. Oklak has served as a director since May 2017. Mr. Oklak served as Chief Executive Officer of Duke Realty Corporation, a publicly traded real estate investment trust focused on industrial and office properties, from April 2004 through December 2015 and served as Director from April 2004 and Chairman of the Board of Directors of Duke Realty Corporation from 2005 until April 2017. Mr. Oklak serves as Lead Independent Director of Xenia Hotels and Resorts, a publicly traded lodging real estate investment trust, on whose Board of Directors he has served since February 2015. He has also served as Non-Executive Chair of the Board of Managers of ITR Concession Company LLC, lessee of the Indiana Toll Road, since March 2016. Mr. Oklak serves on the Boards of the Eskenazi Health Foundation and Conexus Indiana, both of which are non-profit organizations. Mr. Oklak contributes to our Board real estate industry, consulting, operations, development and executive leadership expertise, as well as finance, accounting and auditing expertise from nine years at Deloitte prior to joining Duke Realty Corporation. The Board also values his experience as a chief executive officer and a public company director. He holds a Bachelor of Science from Ball State University.
Raymond R. Oneglia has served as a director since March 2000. Since 1997, he has served as Vice Chairman of the Board of Directors of O&G Industries, Inc. (“O&G”), a Connecticut corporation engaged in the construction industry, and prior to that, he served in various operating and administrative capacities with O&G since 1970. Mr. Oneglia’s more than 50 years of experience at O&G allow him to contribute an in-depth industry perspective to the Board. Mr. Oneglia holds a Bachelor of Science from Union College.
Dale Anne Reiss has served as a director since May 2014. Ms. Reiss served as Senior Partner at Ernst & Young LLP, and its predecessor Kenneth Leventhal & Company, for over 25 years, where she was the Global and the Americas Director of Real Estate, Hospitality and Construction from 1995 until her retirement in 2008. Ms. Reiss has served as Managing Director of Artemis Advisors LLC, a real estate restructuring and consulting firm, since June 2008 and as Senior Managing Director of Brock Capital Group LLC, a boutique investment bank, and as chairman of its affiliate, Brock Real Estate LLC, both since December 2009. Ms. Reiss serves as a director, Chair of the Nominating and Governance Committee, and member of the Audit Committee of DigitalBridge Group, Inc. (formerly Colony Capital, Inc.), a publicly traded global digital infrastructure, real estate, and investment management firm, since June 2019 and as a director and Chair of the Audit Committee of Starwood Real Estate Income Trust, a public non-traded real estate investment trust, since November 2017. Ms. Reiss was formerly a director, Chair of the Audit Committee and member of the Nominating and Governance Committee of iStar Inc., a publicly traded real estate investment company, from July 2008 through May 2019, a director of CYS Investments, Inc., a publicly traded mortgage real estate investment company, from January 2015 through July 2018, and a director and Chair of the Compensation Committee of Care Capital Properties Inc., a publicly traded healthcare real estate investment company, from August 2015 through August 2017. She is a governor of the Urban Land Institute Foundation, a non-profit organization, and she also previously served as a member of the Board of Directors. Ms. Reiss brings to the Board extensive expertise in financial and accounting matters from her experience over an extended period at several major public accounting firms, her leadership experience in management and operations at those firms, and her experience as a director of other public and private companies. Ms. Reiss holds a Bachelor of Science from the Illinois Institute of Technology and a Master of Business Administration from the University of Chicago. She is a Certified Public Accountant.
Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of each of the director nominees to hold office until the 2023 Annual Meeting of Shareholders or until their successors are duly elected and qualified, or until their earlier death, resignation, removal or disqualification. Each nominee has consented to being named in this proxy statement and, if elected, each nominee has consented to serve as a director until his or her successor is duly elected and qualified, or until their earlier death, resignation, removal or disqualification. The Board does not contemplate that any nominee will be unable to serve as a director for any reason, but if that should occur prior to the meeting, proxies solicited hereby may be voted either for a substitute nominee designated by the Board, or the Board may determine to leave any such Board seat vacant until a suitable candidate is identified or reduce the size of the Board.
Board Recommendation
THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD OF DIRECTORS’ NOMINEES FOR ELECTION AS DIRECTOR.

INFORMATION ABOUT THE BOARD OF DIRECTORS
Board Composition
The Board currently consists of 11 directors, all of whose terms expire upon the election of their successors at the Annual Meeting or upon their successors’ earlier election and qualification, or until their earlier death, resignation, removal or disqualification. The most recent addition to the Board was Jigisha Desai, who was elected to the Board by a vote of the directors on December 16, 2021. Ms. Desai was elected to fill the vacancy created by the resignation of James A. Frost, who resigned from the Board on December 16, 2021. As previously discussed, Judge Tevrizian is not being nominated for re-election at the Annual Meeting. As a result, the Board intends to reduce the size of the Board from 11 to 10 members effective as of the Annual Meeting. As further described below, the Board and the Corporate Governance and Nominating Committee are committed to identifying the most qualified director candidates who can make a significant contribution to the Board, including candidates who are independent and who represent diversity in areas such as skills, experience, gender, ethnicity and age. The changes in the composition of the Board mentioned above increased the Board’s diversity, as well as the percentage of independent directors. The Board believes that its current members possess a strong mix of skills, experience and attributes that are beneficial to the Company and our shareholders.
Effective September 8, 2008 upon completion of the merger between Perini Corporation (“Perini”) with Tutor-Saliba, the Company entered into a shareholders agreement (as subsequently amended, the “Amended Shareholders Agreement”) with Mr. Tutor, as the shareholder representative, and each of the former Tutor-Saliba shareholders who became shareholders of Tutor Perini. Under the Amended Shareholders Agreement, Mr. Tutor (as the representative of the former Tutor-Saliba shareholders) has the right to designate one nominee for election as a member of the Board (and thereafter, for nomination for election), so long as Mr. Tutor and the trusts he controls (the “Tutor Group”) own at least 11.25% of the outstanding shares of the Company’s common stock. For more information, see “Certain Relationships and Related Party Transactions—Amended Shareholders Agreement.” Mr. Tutor elected to exercise his right to designate one nominee to the Board in November 2013, when he designated Mr. Feltenstein for nomination and election to the Board. The Corporate Governance and Nominating Committee reviewed Mr. Feltenstein’s qualifications and his appointment to the Board was unanimously approved by the Board.
Director Independence
The Board assesses its directors’ independence from the Company annually, pursuant to Section 303A of the NYSE Listed Company Manual. As of its most recent assessment, the Board has affirmatively determined that the following current Board members are independent directors: Mr. Arkley, Ms. Desai, Dr. Horodniceanu, Mr. Klein, Mr. Lieber, Mr. Oklak, Mr. Oneglia, Ms. Reiss and Judge Tevrizian. In addition, all of the members of the Audit, Corporate Governance and Nominating and Compensation committees are independent under the applicable NYSE listing standards and SEC rules. In making its determination of independence, the Board considered each director’s relationship with the Company and its management. Regarding the Compensation Committee, the Board considered any sources of compensation paid to the directors by the Company, as well as whether the director is affiliated with the Company or any of the Company’s subsidiaries or affiliates. The Board also broadly considered all relevant facts and circumstances when assessing the materiality of each of the director’s relationships with the Company. The Board considered a broad range of possible relationships, including, among others, commercial, industry, banking, consulting, legal, accounting, charitable and familial.
As part of its review, the Board considered the Company’s business relationships with firms affiliated with Mr. Arkley and Mr. Oneglia, and concluded that those relationships were not material and, therefore, both individuals are independent. A summary of the Board’s analysis follows:
•With respect to Mr. Arkley, the Board considered the relationship between the Company and Alliant, of which Mr. Arkley has served as the President of Alliant Retail Property and Casualty since March 2022 and served as President of Alliant Specialty Group from April 2017 to March 2022. In addition, the Board considered Mr. Arkley’s role on the Compensation Committee in assessing whether compensation to Mr. Arkley paid by any person or entity had or would impair his ability to make independent judgments about the Company’s named executive officers. Consistent with NYSE Listed Company Manual Section 303A.02(a), the Board determined that the Company’s relationship with Alliant did not impact Mr. Arkley’s independence from Tutor Perini because of the following: (1) services provided by Alliant are supplied to Tutor Perini on terms similar to Alliant’s other clients; (2) income generated by Alliant for services provided to Tutor Perini are not material to Alliant’s U.S. or consolidated operations; (3) Mr. Arkley is not personally involved in the management of Alliant’s services provided to the Company; (4) Mr. Arkley recuses himself on all Board decisions regarding insurance; (5) Mr. Arkley does not have the authority to unilaterally negotiate

Alliant’s fees charged to the Company; (6) commissions paid by the Company are a) established by arrangements negotiated between Alliant and insurance carriers, b) applied uniformly to all of Alliant’s customers and c) publicly disclosed; and (7) remuneration paid to Mr. Arkley for his role at Alliant is not directly tied to the Company’s use of Alliant’s services.
Additionally, in determining Mr. Arkley’s independence, the Board considered, as it does for all of its directors, the qualitative and quantitative factors in NYSE Listed Company Manual Section 303A.02(b) and determined that none of these factors impacted Mr. Arkley’s independence:
i.whether the director was employed by the Company in the last three years or has an immediate family member who was an executive officer of the Company in the last three years;
ii.whether the director or an immediate family member accepted compensation from the Company in excess of $120,000 during any 12 consecutive months in the last three years, other than remuneration for services provided as a director;
iii.whether a) the director is a partner or employee at the Company’s auditor, b) the director has an immediate family member who is a partner of the auditor, or who is an employee of the auditor and works on the Company’s audit, or c) the director or immediate family member was a partner or an employee of the auditor in the last three years and worked on the Company’s audit;
iv.whether the director or an immediate family member is or has been in the last three years an executive officer of another entity where any of the Company’s executive officers served on the other entity’s compensation committee at the same time; and
v.whether the Company made or received payments in the last three years in excess of the greater of 2% of the counterparty’s gross revenue and $1 million to an organization where a director is an employee or has an immediate family member that is an executive officer.
Finally, the Board considered other qualitative factors, including those that could result in only the appearance of a lack of independence, and concluded that Mr. Arkley is independent in both fact and appearance.
•For Mr. Oneglia, the Board considered the relationship between O&G, of which Mr. Oneglia is Vice Chairman of the Board of Directors and a shareholder, and Tutor Perini, including the construction joint venture between Tutor Perini and O&G. The Board determined that the existing joint venture arrangement does not impact Mr. Oneglia’s independence from Tutor Perini because of the following: (1) the joint venture is formed for the limited purposes of performing specific contractual requirements for owners as is commonplace in the construction business; (2) Mr. Oneglia recuses himself on all Board decisions related to the joint venture between the Company and O&G; (3) Mr. Oneglia is not personally involved in the management of the joint venture; and (4) Mr. Oneglia does not have the authority to unilaterally negotiate and approve the terms of the joint venture arrangement. In addition, the full Board has, in each instance of a proposed joint venture, assured itself that the joint venture is on terms no more favorable to O&G than have been the terms of other joint ventures in which the Company has participated. Finally, the Board considered the qualitative and quantitative factors pursuant to NYSE Listed Company Manual Section 303A.02, outlined above regarding Mr. Arkley, and determined that none of these factors impacted Mr. Oneglia’s independence.
Mr. Tutor is an executive officer and employee of the Company, and Mr. Feltenstein is Mr. Tutor’s father-in-law. Accordingly, neither of them serves on standing committees reserved for independent directors. Additionally, Mr. Frost, who resigned from the Board on December 16, 2021, is an executive officer and employee of the Company, and accordingly, he did not serve on a standing committee reserved for independent directors.
Communications with the Board
The Board welcomes the submission of any comments or concerns from shareholders, employees and other interested parties. Those who wish to communicate with the Board may submit communications in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342 and marked to the attention of the Board of Directors or any of its committees or individual directors. All comments or concerns from shareholders and other interested parties will be forwarded directly to the appropriate Board committee or specific directors, as well as to the Company’s Compliance Officer, except that the Board has instructed our Corporate Secretary to review correspondence directed to the Board and not to forward certain items that are unrelated to the duties and responsibilities of the Board, such as resumes or business solicitations, or that are otherwise inappropriate.

In order to facilitate communications with the independent directors, we have a secure telephone number (800-489-8689) whereby shareholders, employees and other interested parties may make their concerns known directly and confidentially to the independent directors, the Audit Committee or the Corporate Governance and Nominating Committee. Shareholders and other interested parties can also communicate with the independent directors via email at board@tutorperini.com.
CORPORATE GOVERNANCE
Board Leadership
Mr. Tutor is Chairman of the Board and Chief Executive Officer. The Chairman of the Board and Chief Executive Officer positions are separately designated offices of the Company, as defined in the By-laws. However, these offices may be held by the same person. Mr. Tutor’s Employment Agreement stipulates that he shall serve as the Chairman of the Board of Directors and the Company’s Chief Executive Officer through December 31, 2024, and as Executive Chairman of the Board from January 1, 2025 through December 31, 2026. Furthermore, the Board has evaluated these positions and determined that Mr. Tutor’s continued participation in both positions is important to the continued success of the Company for the following reasons, among others: (i) his iconic role in the construction industry with a proven record of successfully bidding for and managing large, complex building and civil projects; (ii) his strong business relationships, including those with customers, suppliers, subcontractors and surety and insurance partners; and (iii) his business acumen, strategic sense, discipline and sound judgment, which have produced a record of outstanding project execution and have advantageously positioned the Company for future growth and success through the significant additional infrastructure spending that is anticipated over the coming years.
Mr. Klein is the Vice Chairman of the Board and Lead Independent Director elected as such by unanimous vote of the independent directors. In his capacity as Lead Independent Director, Mr. Klein has the following duties and authority:
•Chairing any meeting of the non-management directors in executive session;
•Meeting with any director who is not adequately performing his duties as a member of the Board or any committee;
•Serving as a liaison between the Chairman of the Board and the independent directors;
•Facilitating communications between other members of the Board and the Chairman of the Board; however, each director is free to communicate directly with the Chairman of the Board;
•Working with the Chairman of the Board to prepare the agenda for Board meetings and determining the need for special meetings of the Board; and
•Consulting with the Chairman of the Board on matters relating to corporate governance and Board performance.
Committees and Meetings of the Board of Directors
During 2021, the Board met six times, including four regularly scheduled meetings and two special meetings. During each incumbent director’s term of office in 2021, each director attended at least 75% of the total number of meetings of the Board and the total number of meetings held by each committee on which he or she served during the period in which he or she served as a director. Our non-management directors met in executive session before each of the four regularly scheduled Board meetings, and our independent directors met an additional three times during 2021. The members of the Board are encouraged to attend our annual shareholder meetings. All 11 of the directors then serving attended the 2021 Annual Meeting of Shareholders.
Our By-laws authorize the Board to appoint one or more committees, each consisting of one or more directors. The Board currently has three standing committees: an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. The Board reviews the composition of its standing committees at least annually to identify opportunities to further enhance their effectiveness, as well as to bring fresh perspectives to the committees. Each of the standing committees of our Board has a written charter, which satisfies the requirements of the corporate governance rules issued by the SEC and the NYSE for each respective committee. Each standing committee reviews its charter annually and revises it as appropriate. We maintain copies of the charters of each of the standing committees of our Board in the “Investors” section of our website, under the “Corporate Governance” subsection at http://investors.tutorperini.com/corporate-governance and provide copies in print, without charge, to any shareholder requesting a copy.

The Board’s Role in Risk Oversight
Management is responsible for the Company’s day-to-day risk management activities. The Board is responsible for risk oversight, which includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels, including cybersecurity, data privacy and other risks. The Board also plays an integral role in providing risk oversight on potential related party transactions and transactions outside of the normal course of our operations. Our Board administers its risk oversight function as a whole and through its committees. The various committees of the Board oversee certain risks including, but not limited to, the following:
•Audit Committee – Regularly reviews the integrity of the Company’s financial reporting process including internal control over financial reporting and discusses with management certain risk exposures, including cybersecurity risk, their potential financial impact on the company and its risk mitigation strategies.
•Compensation Committee – Regularly reviews the compensation policies and practices throughout the Company to confirm that these plans do not encourage excessive risk-taking that may have a materially adverse effect on the Company.
•Corporate Governance and Nominating Committee – Develops and periodically reviews the Company’s governance structure, including the Code of Business Conduct and Ethics.
The Board meets, at least quarterly, with management to discuss key risks to our operations and our strategy, as well as risk mitigation plans and activities.
Having a Lead Independent Director in place, as discussed above, helps to ensure that the Board is fulfilling its role in risk oversight.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
We have developed Corporate Governance Guidelines and a Code of Business Conduct and Ethics to outline our commitment to carefully govern the operation of our business and compliance with applicable laws and regulations, while maintaining the highest ethical standards. The Code applies to all of our officers, directors, agents and employees, including our principal executive officer, principal financial officer and principal accounting officer. Tutor Perini’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics are also available in the “Corporate Governance” subsection of our website at http://investors.tutorperini.com/corporate-governance. Interested parties may obtain printed copies of these documents by writing to or calling the Investor Relations Department of the Company at 15901 Olden Street, Sylmar, California 91342; Telephone: (818) 362-8391; e-mail: investor.relations@tutorperini.com. Any amendments to, or waivers of, the Code of Business Conduct and Ethics that apply to our executive officers or directors, including our principal executive officer, principal financial officer and principal accounting officer, will be disclosed on our website within four business days following the date of such amendment or waiver.
Nominations for Director
The Board considers candidates who are independent, possess relevant business, professional or board experience to make a significant contribution to the Board and have sufficient availability to attend to the business of the Company. Annually, the Corporate Governance and Nominating Committee conducts an evaluation of the Board to determine whether it is functioning effectively and recommends to the full Board the slate of director-nominees to be nominated for election at the next annual meeting of shareholders. Potential candidates for the Board may include candidates nominated by shareholders in accordance with our By-laws, those identified by a search firm retained for such purpose or candidates recommended by other persons, including current directors or executive officers. Pursuant to the Corporate Governance and Nominating Committee charter, the process and criteria for considering the recommendations of shareholders with respect to candidates for election to the Board is the same as those used for candidates recommended by other parties. The Corporate Governance and Nominating Committee values and considers diversity in skills, experience, gender, ethnicity and age as important factors when identifying its pool of potential director nominees and when evaluating the Board as a group.
A shareholder who wishes to recommend a director candidate to the Corporate Governance and Nominating Committee for the 2023 Annual Meeting of Shareholders should submit the recommendation in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, and follow the requirements for shareholder nominations of directors set forth below under “Shareholder Proposals for 2023 Annual Meeting.”

Such shareholder notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person for the past five years and (iii) the class and number of shares of the Company’s capital stock that are beneficially owned by such person on the date of such shareholder notice and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company’s stock transfer books, of such shareholder and of the beneficial owners (if any) of the stock registered in such shareholder’s name and the name and address of other shareholders known by such shareholder to be supporting such nominees on the date of such shareholder’s notice and (ii) the class and number of shares of the Company’s capital stock that are beneficially owned by such shareholder and such beneficial owners (if any) on the date of such shareholder notice and by any other shareholders known by such shareholder to be supporting such nominees on the date of such shareholder notice.
Audit Committee
The Audit Committee currently consists of Dale Anne Reiss (Chair), Jigisha Desai, Michael R. Klein, Robert C. Lieber and Dennis D. Oklak. The Board has determined that each member of the Audit Committee is “financially literate,” as defined in the NYSE listing standards, and meets the independence and experience requirements for members of an audit committee set forth in the rules of the SEC and the NYSE listing standards. Based upon review of their qualifications, the Board has designated Ms. Reiss, Ms. Desai, Mr. Klein, Mr. Lieber and Mr. Oklak as “Audit Committee financial experts” as defined by the rules of the SEC. None of the Audit Committee members serve on the audit committees of more than two other public companies. The duties of the Audit Committee include, but are not limited to, the following:
•Appointing, compensating, retaining and overseeing the work of the independent auditors;
•Reviewing and evaluating the qualifications, performance and independence of the independent auditors and the lead partner of the independent auditors and presenting the committee’s conclusions to the full Board;
•Meeting with management and the independent auditor, either together or separately, to review and discuss the Company’s annual audited financial statements and quarterly financial statements;
•Reviewing and pre-approving all permissible non-audit services to be performed by the independent auditor, considering whether the performance of such permissible non-audit services is compatible with the auditors’ independence;
•Reviewing disclosures from the Company of (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and identify any material weakness in internal controls, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls;
•Reviewing and approving all potential transactions with related parties; and
•Establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
The Audit Committee has the authority to retain special accounting, legal or other consultants, as deemed necessary. The Audit Committee met nine times during 2021.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee (the “Committee”) oversees the financial reporting process of the Company, on behalf of the Board of the Company in accordance with the Audit Committee charter. The Board, in its judgment, has determined that all members of the Committee meet the independence and experience requirements of the SEC and the NYSE. The Board has designated Dale Anne Reiss (Chair), Jigisha Desai, Michael R. Klein, Robert C. Lieber and Dennis D. Oklak as the Company’s “audit committee financial experts,” as defined by the rules of the SEC and NYSE, based on a review of their qualifications.
The Company's management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal control over financial reporting, as well as disclosure controls and procedures. The Committee is directly responsible for the appointment, compensation, retention, oversight and termination of the Company's independent auditors (Deloitte & Touche LLP, or “Deloitte,” an independent registered public accounting firm). The Committee is also responsible for the oversight of the Company’s internal audit function. In fulfilling its oversight responsibilities, the Committee meets with Deloitte, internal audit and management to review accounting, auditing, internal controls and financial reporting matters. Deloitte audits the effectiveness of the Company's internal control over financial reporting and expresses its opinion thereon, in addition to auditing the annual consolidated financial statements and expressing an opinion whether those financial statements present fairly the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America.
The Committee has adopted pre-approval policies and procedures for certain audit and non-audit services and evaluated whether those pre-approved services that Deloitte provides are consistent with the SEC’s rules and regulations on auditor independence. The Committee has the authority to engage outside legal counsel and others to obtain advice and assistance as deemed necessary.
In connection with the December 31, 2021 audited consolidated financial statements, the Committee:
•Reviewed and discussed with management and Deloitte the Company's audited financial statements, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for the Company, the quality of such principles and practices, and the reasonableness of significant judgments;
•Reviewed and discussed with internal audit, management and Deloitte the Company's internal control over financial reporting, including a review of management's and Deloitte’s assessments of and reports on the effectiveness of internal control over financial reporting and any significant deficiencies or material weaknesses;
•Reviewed with management and legal counsel any significant legal and regulatory matters that may have had a significant impact on the Company’s financial statements;
•Discussed with Deloitte the matters that are required to be discussed with the Company’s independent auditors by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•Reviewed and considered the written disclosures and the letter regarding the independent auditors’ communications with the Committee concerning independence, which were received from Deloitte, as required by the applicable requirements of the PCAOB, and discussed with Deloitte its independence.
Based on the reviews and discussions above, the Committee recommended to the Board that the audited consolidated financial statements for 2021 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC. The Committee also recommended to the Board the reappointment of Deloitte as the independent auditors of the Company for 2022. The Board approved both recommendations made by the Committee and resolved to include Deloitte’s reappointment to the Company’s shareholders for ratification at the 2022 Annual Meeting.
The Audit Committee
Dale Anne Reiss, Chair
Jigisha Desai
Michael R. Klein
Robert C. Lieber
Dennis D. Oklak

Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee currently consists of Peter Arkley (Chair), Raymond R. Oneglia, and Dickran M. Tevrizian, Jr. The Board has determined that each member of the Corporate Governance and Nominating Committee is an independent director, as defined by the NYSE. The duties of the Corporate Governance and Nominating Committee include the following:
•Identifying individuals qualified to become directors and recommending to the full Board the persons to be nominated for election as directors;
•Recommending director nominees for each committee of the Board and nominees for Chair of each committee;
•Evaluating the independence of each director and so advising the Board;
•Conducting a review and update, as necessary, of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics;
•Conducting evaluations of the performance of the Board and each committee, including a self-evaluation; and
•Nominating a Lead Independent Director whose duties include presiding at executive sessions of the non-management directors.
The Corporate Governance and Nominating Committee has the authority to retain consultants or other experts as it considers necessary to assist in the performance of its duties. The Corporate Governance and Nominating Committee met five times during 2021.
Compensation Committee
The Compensation Committee currently consists of Robert C. Lieber (Chair), Michael F. Horodniceanu and Michael R. Klein. The Board has determined that each member of the Compensation Committee is an independent director, as defined by the NYSE, and meets the additional independence requirements of the NYSE applicable to Compensation Committee members.
The principal powers and duties of the Compensation Committee as established by the Board are as follows:
•Review and approve the executive compensation programs and policies to ensure they are consistent with the Company’s goals and objectives, and competitive with those of comparable firms in the construction industry;
•Review and recommend to the Board compensation of directors for service on the Board and its committees;
•Review and approve corporate goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer (“CEO”), evaluate the CEO’s performance in light of the established goals and objectives for such performance, and recommend to the independent directors of the Board the CEO’s compensation for the Board’s approval;
•Pursuant to the authority delegated to it by the Board, review and approve the compensation of other executive officers taking into account such factors as it deems appropriate, including, but not limited to, the recommendations of the CEO;
•Establish, approve and certify the incentive compensation plans in effect, including (i) participants in such plans; (ii) performance goals; (iii) payment, if any, of bonuses; (iv) determination of whether the form of payment will be cash, common stock, or a combination thereof; (v) interpret the provisions of the incentive compensation plans; and (vi) establish rules and regulations governing the incentive compensation plans;
•Oversee administration of the Perini Corporation Pension Plan, which is currently frozen, including monitoring investments, approval of significant changes to the plan document and such other actions that the Compensation Committee deems appropriate; and

•Review and approve the Compensation Discussion and Analysis prepared by management, and recommend its inclusion in the proxy statement or Form 10-K.
The Compensation Committee has the authority to retain special consultants to advise the Compensation Committee as it considers necessary. These compensation consultants report exclusively to the Compensation Committee, which has sole discretion to hire and fire the consultants and to approve their fees. The Compensation Committee retained the services of Meridian Compensation Partners, LLC (“Meridian”) in 2021. During the year, Meridian assisted the Compensation Committee with, among other things, analyzing and recommending the Company’s peer group; benchmarking the compensation of certain executive officers and non-management directors; preparing analysis and payout calculations of the Company’s relative total shareholder return (“TSR”); and designing and drafting detailed specifications for the CEO’s renewed employment agreement. The Compensation Committee considered independence factors under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and NYSE rules and concluded that the engagement of Meridian in 2021 did not give rise to any conflicts of interest.
The Compensation Committee met seven times during 2021.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We have adopted a written Code of Business Conduct and Ethics for all officers, directors, agents and employees, which addresses potential conflict of interest situations, including related party transactions. Under this Code of Business Conduct and Ethics, any questions involving potential conflict of interest situations are required to be directed to our Corporate Compliance Officer or the Corporate Vice President of Human Resources, and suspected violations are required to be reported to the Chair of the Audit Committee. In addition, our Audit Committee is responsible for reviewing and evaluating potential related party transactions involving executive officers or directors and then advising the Board whether such transactions are appropriate, unless otherwise addressed by the full Board.
The transactions described below were reviewed and approved by the Audit Committee or the full Board, as applicable, in accordance with our policies involving potential conflict of interest situations.
Amended Shareholders Agreement
The Amended Shareholders Agreement provides for the following:
•Mr. Tutor will be nominated for election to the Board as long as he serves as the Chief Executive Officer of Tutor Perini.
•Mr. Tutor has the right to designate two nominees for election to the Board for so long as the Tutor Group owns at least 22.5% of the outstanding shares of common stock and one nominee if the Tutor Group owns less than 22.5% but at least 11.25% of the outstanding shares of common stock. Based on Mr. Tutor’s current ownership, he has the right to nominate one person to the Board. Mr. Tutor elected to exercise his right to designate one nominee to the Board when, in November 2013, he designated Mr. Feltenstein for nomination and election to the Board. Accordingly, at each meeting of shareholders at which directors are to be elected, we have agreed to nominate and recommend the shareholder representative’s designee and Mr. Tutor (as long as he serves as our Chief Executive Officer) for election to the Board, subject to certain limitations to comply with law, governance requirements or eligibility for listing on a securities exchange or if a nominee is deemed to be unfit to serve as a director of an NYSE-listed company or otherwise does not meet applicable eligibility criteria.
•The Tutor Group has certain registration rights with respect to the shares of the common stock acquired pursuant to the merger. After March 8, 2009, Mr. Tutor, as shareholder representative, may require Tutor Perini, on up to three occasions, to register shares of common stock issued to the Tutor Group in connection with the merger for resale under the Securities Act in an underwritten offering. Additionally, if we propose to register any securities under the Securities Act, each member of the Tutor Group must receive notice of the registration and the opportunity to include its shares of the common stock in the registration. These “piggyback registration” rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and Tutor Perini’s right to decline a request to register shares. Tutor Perini is responsible for paying the expenses of any such registration.

Leased Property
We lease certain facilities at market lease rates from an entity indirectly owned and controlled by Mr. Tutor. Under these leases we paid $3.6 million and recognized expense of $4.6 million for the year ended December 31, 2021. Our participation in these lease agreements was reviewed and approved by the Audit Committee in accordance with the Audit Committee Charter.
O&G Joint Ventures
Mr. Oneglia is Vice Chairman of O&G Industries, Inc. The Company occasionally forms construction project joint ventures with O&G, in which O&G may provide equipment, goods or services for the projects on customary trade terms. During the year ended December 31, 2021, we had one active joint venture with O&G for projects in Los Angeles, California in which the Company’s and O&G’s joint venture interests are 75% and 25%, respectively. No payments were made to O&G by the joint venture or the Company for equipment, goods or services during 2021. Our participation in this joint venture was reviewed and approved by the full Board in accordance with the Company’s policies. See “Director Independence” for additional information.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS
Our Audit Committee has selected Deloitte, an independent registered public accounting firm, as our auditors for the year ending December 31, 2022. Although shareholder approval of the selection of Deloitte is not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2022 Annual Meeting, our Audit Committee will reconsider their selection of Deloitte. Deloitte has been our independent registered public accounting firm since 2002. Representatives of Deloitte will be present at the 2022 Annual Meeting of Shareholders, will have the opportunity to make a statement, if they so desire, and will be available to answer appropriate questions.
FEES PAID TO AUDIT FIRM
During the years ended December 31, 2021 and 2020, we retained Deloitte to provide services in the following categories and amounts:

	2021	2020
Audit Fees	$4,336,459	$4,318,955
Audit-Related Fees(1)	70,135	258,035
Tax Fees(2)	180,346	74,200
All Other Fees	—	—
Total Fees	$4,586,940	$4,651,190
____________________________________________________________________________________________________
(1)Audit-related fees were primarily for assurance services and due diligence services that are not required by statute or regulation.
(2)Consists of fees for tax consulting primarily related to qualifications for certain tax benefits and due diligence services.
Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm
The Audit Committee has established a policy to pre-approve all permissible audit and non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is prohibited from performing any management consulting projects. Our independent registered public accounting firm is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the United States Internal Revenue Code of 1986, as amended. Prior to the engagement of our independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval of the services. In those instances, the Audit Committee is required to provide specific pre-approval before engaging our independent registered public accounting firm.
All of the services related to the above fees were pre-approved by the Audit Committee.
The Audit Committee may delegate pre-approval authority to one or more of its members, who are required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.
Board Recommendation
THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR TUTOR PERINI FOR THE YEAR ENDING DECEMBER 31, 2022.

PROPOSAL 3: APPROVAL ON AN ADVISORY (NON-BINDING) BASIS OF THE COMPENSATION PAID TO TUTOR PERINI’S NAMED EXECUTIVE OFFICERS
Section 951 of the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934, as amended, require that the Company seek an advisory (non-binding) vote from its shareholders to approve the compensation of our named executive officers (“NEOs”), as disclosed in the Compensation Discussion and Analysis (“CD&A”) and executive compensation tables of this proxy statement. We conduct this advisory vote on an annual basis and will conduct the next advisory vote following the 2022 Annual Meeting at the 2023 Annual Meeting of Shareholders.
As described in detail in the CD&A, we provide our executives with appropriate incentives to drive the success of our business. We have designed an executive compensation program that is largely performance-based, that encourages executives to further the overall business strategy of the Company, and that aligns our NEOs’ interests with those of our shareholders. We provide compensation that is highly competitive and designed to attract and retain high-quality executives that can deliver successful results.
The vote on this resolution, commonly referred to as the “Say on Pay” resolution, is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board. Although the vote is non-binding, the Compensation Committee will review the voting results in connection with its ongoing evaluation of, and future decisions regarding, changes and improvements to the Company’s executive compensation program.
Board Recommendation
THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” APPROVAL OF THE FOLLOWING RESOLUTION:
“RESOLVED, that the shareholders approve the compensation of the Named Executive Officers, as described in the CD&A, tabular disclosures and other narrative executive compensation disclosures in this proxy statement as required by the rules of the Securities and Exchange Commission.”

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers:

Name	Age	Position
Ronald N. Tutor	81	Chairman of the Board and Chief Executive Officer
Gary G. Smalley	63	Executive Vice President and Chief Financial Officer
James A. Frost	68	President and Chief Operating Officer
Wendy A. Hallgren	54	Executive Vice President and General Counsel
Michael F. Smithson	51	Executive Vice President of the Building and Specialty Contractors Groups
For a biographical summary of Mr. Tutor, who is also a director, see section entitled “Board of Directors” under Proposal 1.
Gary G. Smalley has served as Executive Vice President and Chief Financial Officer of Tutor Perini Corporation since September 2015. Previously, he held several financial management roles during nearly 24 years with Fluor Corporation (“Fluor”), a multinational engineering and construction firm. With Fluor, he served as Senior Vice President and Controller for seven years, as Group Chief Financial Officer for one of Fluor's business segments, as Vice President of Internal Audit and in several other financial operations management roles in Australia, Chile, Mexico and the United States. Prior to joining Fluor, he held audit positions with Ernst & Young LLP and J.P. Stevens and Company. Mr. Smalley holds a Bachelor of Science in Business Administration from the University of North Carolina at Chapel Hill and a Master of Business Administration from Northwestern University. He is a Certified Public Accountant, Certified Fraud Examiner and a Chartered Global Management Accountant.
James A. Frost has served as President and Chief Operating Officer since February 2015. He also served as a director from February 2015 to December 2021. In addition, since 2008, Mr. Frost has served as Chief Executive Officer of Tutor Perini’s Civil Group. He originally joined the Company’s predecessor, Tutor-Saliba, in 1988 and was ultimately elevated to the role of Chief Operating Officer. Mr. Frost also has served on the Advisory Board of the NYU Tandon School of Engineering’s Civil and Urban Engineering Departments since January 2021. With more than 30 years of experience with the Company, Mr. Frost has extensive executive leadership experience in construction management and operations, having overseen numerous projects, including many of the Company’s largest and most difficult building and civil projects. Mr. Frost studied engineering at the College of Southern Maryland, at Texas State University and at the University of Texas in Austin. He also completed a two-year business management program at the University of Phoenix in Woodland Hills, California.
Wendy A. Hallgren has served as Executive Vice President and General Counsel of Tutor Perini Corporation since August 2018. Previously, she was the Chief Compliance Officer at Fluor from June 2004 to June 2018, where she was responsible for developing and implementing Fluor’s comprehensive compliance and ethics program. While at Fluor, she also had responsibilities relating to securities law, including chairing the company’s disclosure committee, enterprise risk management, corporate finance, trade, data privacy, corporate governance, and mergers and acquisitions. Earlier in her career, Ms. Hallgren was an associate with Gibson, Dunn and Crutcher LLP and Hogan & Hartson LLP (now Hogan Lovells). Ms. Hallgren holds a Bachelor of Arts in Government from Georgetown University and a Juris Doctor from the University of Michigan.

Michael F. Smithson has served as Executive Vice President of Tutor Perini’s Building and Specialty Contractors groups since May 2021. Previously, Mr. Smithson was a Senior Vice President at Skanska USA, a construction and development company, from June 2012 to May 2021, where he was responsible for Skanska’s heavy civil projects located within Los Angeles County and its underground heavy civil projects in the western United States. Prior to joining Skanska USA, he worked for Kenny Construction, a tunneling company, from June 2005 to June 2012. Mr. Smithson holds a Bachelor of Science in Geologic Engineering from Purdue University and a Master of Science in Civil Engineering from the University of Illinois at Urbana-Champaign.
Our officers are elected on an annual basis at the Board of Directors’ meeting immediately preceding the Annual Meeting of Shareholders, to hold such offices until the Board of Directors’ meeting preceding the next Annual Meeting of Shareholders and until their respective successors have been duly appointed or until their earlier resignation or removal.

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY
This section addresses executive compensation for 2021 for our NEOs: Ronald N. Tutor, Gary G. Smalley, James A. Frost, Wendy A. Hallgren and Michael F. Smithson. Our core compensation philosophy is based on the concept of pay-for-performance. Accordingly, our executive compensation program is predicated on providing performance-based compensation to our NEOs that can allow them to earn amounts that are greater than their base salary if they achieve financial goals that the Compensation Committee and the Board believe are critical to enhancing long-term shareholder value. The following discussion covers our executive compensation practices and the unique factors that play into these practices. We discuss the outcome of the 2021 advisory vote on our executive compensation, our shareholder communication efforts and the progress and improvements we have made on governance and executive compensation over the past several years. Finally, we discuss the process the Compensation Committee followed in deciding how to compensate our NEOs and the various elements of the NEOs’ compensation for 2021.
EXECUTIVE COMPENSATION PROGRAM AND PRACTICES

WHAT WE DO:

Pay-for-Performance Philosophy – The majority of compensation for our NEOs is performance-based and is tied to our financial performance. We utilize ambitious, but achievable, performance targets to provide our executives strong incentives to meet and exceed our financial performance objectives and maximize long-term shareholder value. As a result, if achieved performance exceeds target performance goals, our NEOs’ incentive payouts may significantly exceed target payout levels. Conversely, if achieved performance does not at least meet target performance goals, our NEOs’ incentive payouts may be significantly less than target payout levels (including no payout if threshold performance goals are not met). See section entitled “Compensation Philosophy, Objectives and Risk Assessment” for further details.

Ongoing Shareholder Communication Program – We maintain an open dialogue with our institutional shareholders to understand their views about our executive compensation program and to provide the Company’s compensation perspectives. See section entitled “Shareholder Communication Program” for further details.

Benchmarking – We benchmark NEO compensation against our peer group comprised of publicly traded companies within the engineering and construction industry when evaluating and setting executive compensation.

Double-Trigger Vesting Acceleration of Equity Awards in Connection with a Change-in-Control – We have implemented double-trigger vesting of equity awards in connection with a change-in-control. This means that no outstanding equity awards vest solely in connection with a change-in-control. Instead, outstanding equity awards will vest immediately upon an executive’s involuntary termination (without cause) or resignation for good reason that occurs within a specified period following the date of a change-in-control.

Stock Ownership Policy – We maintain a stock ownership policy under which the Chief Executive Officer is expected to hold stock valued at six times his base salary and the executive officers that report to the Chief Executive Officer are expected to hold stock valued at three times their base salary, to be met within five years of appointment. In addition, each of the Company’s non-management directors is expected to hold stock valued at five times the director’s annual cash retainer, within five years from the date of the director’s election to the Board. Shares owned directly or indirectly, the value of vested and unvested stock options (“SOs”) and unvested restricted stock units (“RSUs”) are counted toward the guidelines. As of March 21, 2022, all NEOs and non-management directors were in compliance with these policies.

Stock Retention Policy – NEOs, as well as non-management directors and certain other executives designated by the Compensation Committee, are required to maintain beneficial ownership of at least 75% of net shares acquired through grants of equity-based compensation until they are no longer with the Company. As of March 21, 2022, all NEOs, non-management directors and other executives so designated by the Compensation Committee were in compliance with this policy.

Clawback Policy – We maintain a clawback policy under which the Company may recoup previously paid short- and long-term incentive awards that are based on financial statements that are later subject to restatement, in specific circumstances.

Mitigation of Undue Risk – Our compensation program has provisions to mitigate undue risk, including caps on the maximum level of payouts, stock ownership and retention policies, and a clawback policy. Risk identification and mitigation processes established by management and our Board’s oversight of these processes also serve to deter unacceptable risk taking. After considering these policies and processes, we do not believe that our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

Independent Compensation Consultant – The Compensation Committee works on an as-needed basis with an independent compensation consultant on director and executive compensation-related matters. This consultant reports directly to the Compensation Committee and provides no other services to Tutor Perini.

WHAT WE DON’T DO:

No Dividends Paid on Unvested Equity Awards – Our Incentive Compensation Plan prohibits the payment of dividends on any unvested equity awards (for both time-based and performance-based awards).

No Change-In-Control Excise Tax Gross-Ups – We have no agreements or plans in place that would provide Section 280G excise tax gross-ups to any NEO, and we will not enter into any new agreements or plans that would provide such gross-ups.

No Repricing of Underwater Stock Options (without Shareholder Approval) – We will not reduce the exercise price of outstanding options or stock appreciation rights or cancel underwater options or stock appreciation rights in exchange for cash or another award without shareholder approval.

No Permitted Hedging, Short Sales or Derivative Transactions in Company Stock – Our Insider Trading Policy prohibits all insiders (e.g., non-employee directors, executive officers and other identified employees) from engaging in hedging transactions in the Company’s securities.

2021 Advisory Vote on Executive Compensation
At our 2021 Annual Meeting of Shareholders, less than a majority of the votes cast supported the executive compensation of our NEOs. The Company and the Compensation Committee considered this voting result in assessing whether there was a need for further modification or enhancement of our executive compensation program and related governance policies. While the Company and the Compensation Committee generally believe that our existing executive compensation program properly encourages and rewards the achievement of financial results that promote long-term shareholder value creation, we believe the significant steps we have taken over the past several years have been responsive to many of the concerns that have been expressed by our shareholders. Further details are discussed below.
Shareholder Communication Program
Since 2012, we have conducted an active and ongoing shareholder communication program to maintain an open dialogue with our institutional shareholders to understand their views and concerns regarding our executive compensation program. Our shareholder communication program is also intended to educate our shareholders regarding the Company’s unique evolution, history and position in its industry, and the relative lack of comparability between Tutor Perini and other public companies in terms of its size, industry focus and operations. Our shareholder communication program has included productive discussions regarding certain policy changes the Company has implemented in the recent past, having taken into consideration the results of advisory votes on executive compensation.

Topics discussed with shareholders in recent years have included the level of CEO compensation, our compensation disclosures, equity award vesting periods, performance-based vesting metrics and criteria, board and committee composition, share pledging, voting standards for director elections, talent management and succession planning. The participants of our shareholder communication team have included our Chief Financial Officer, our Vice President of Investor Relations and, occasionally, the Chair of our Compensation Committee. Over the past three years, major shareholders have expressed significantly fewer concerns compared to earlier years about our executive compensation program. We intend to continue our shareholder communication program in the future to facilitate shareholder input into the Company’s compensation philosophy.
Actions Taken Based on Shareholder and Proxy Advisor Feedback
The following table summarizes various concerns that have been expressed by shareholders over the past several years and how we have addressed them:

Concern		How We Have Been Responsive
1.	Level of total CEO compensation
Our proxy statements include enhanced disclosures regarding Mr. Tutor’s significant value to the Company, the Company’s historical private company heritage and the key differences between Mr. Tutor and other CEOs in our industry (see section entitled “Unique Factors Play into our Executive Compensation Decisions and Practices”) to help explain his level of compensation. Furthermore, Mr. Tutor’s base salary had remained unchanged since 2015 until it was increased in August 2021 pursuant to his amended and restated employment agreement.
From 2019 through 2021, Mr. Tutor forfeited a total of approximately $8.3 million of unearned bonus and equity incentives (see section entitled “Forfeitures of Unearned Performance-Based Awards”). In addition, Mr. Tutor’s total realized compensation over the last three years (see section entitled “Total Realized Compensation”) was $6.0 million less than his total compensation as required to be reported in the proxy on the Summary Compensation Table.

2.	Previous inclusion of private companies and U.S. subsidiaries of foreign parents in peer group	The Company’s peer group only includes publicly traded companies within the engineering and construction industry.
3.	Lack of diversity in short-term incentive compensation performance metrics	The Compensation Committee has utilized a multi-faceted annual incentive compensation program with payout tied to: (i) pre-tax income (50% weighting); (ii) operating cash flow (30%); (iii) safety (10%); and (iv) individual performance (10%). The operating cash flow metric, in particular, has had a positive incentivizing effect that has helped the Company achieve strong operating cash flow results that exceeded budgeted consolidated net income in three of the five years since it was implemented (in 2017, 2019 and 2020).

To further emphasize the importance of operating cash flow as a key catalyst for significantly improved shareholder value, for 2022, the Compensation Committee approved weighting operating cash flow at 50% (up from 30%) and pre-tax income at 30% (down from 50%) (with safety and individual performance unchanged at a 10% weighting each).
4.	Lack of relative metrics in long‑term incentive compensation program	All performance-based long-term incentive awards granted from 2017 to 2020 included a relative TSR performance metric, and at least half of the performance-based awards in 2021 included a relative TSR performance metric.

5.	Short (one-year) performance periods for most long-term incentive compensation awards	The Compensation Committee utilizes performance periods that are greater than one year for long-term incentive awards, with limited exceptions that are subject to approval by the Compensation Committee.

Concern		How We Have Been Responsive
6.	Need for a minimum vesting period for equity awards	The Compensation Committee has implemented an Incentive Compensation Plan that includes a one-year minimum vesting period for employee equity awards and a three-year minimum vesting period for time‑based restricted stock and RSU awards that applies to 95% of shares reserved under the plan.

7.	Share pledging	The Company has a policy that limits any share pledging by NEOs and non-management directors to no more than 30% of the shares owned by the pledgor. Mr. Frost currently has 94,500 shares pledged as collateral for a loan, which is in compliance with the 30% policy limit. Aside from Mr. Frost, no other NEO or non-management director currently has any pledged shares.
ESTABLISHING EXECUTIVE COMPENSATION
Compensation Philosophy, Objectives and Risk Assessment
Our executive compensation program is built upon the philosophy of “pay-for-performance” and is intended to:
•Link executive compensation to the execution of our business strategy. The Company’s executive compensation program incentivizes and rewards progress toward the achievement of strategic business goals. The Company already has a substantial volume of large prospective infrastructure project opportunities that are expected to be bid and awarded over the next two years, which could result in significant backlog growth and increased earnings. In addition, the Company expects substantially improved operating cash generation in 2022 and beyond. With continued strong execution on projects in backlog and improved financial performance, key employees can earn higher performance-based incentive compensation payouts that could be further enhanced in some cases if the Company’s market valuation also improves.
•Provide compensation that is highly competitive. The Company’s executive compensation program provides a highly competitive pay package to attract and retain the most qualified executive talent with the ability to secure, manage and successfully execute profitable projects. Generally, for each NEO, we set total target compensation (i.e., the sum of base salary, target annual incentive compensation and target long-term incentive compensation) that is in or near the upper quartile relative to our compensation peer group. In addition, we may set an NEO’s total target compensation at the top end of our compensation peer group to appropriately reflect an NEO’s extraordinary performance and value to the Company.

There is a strong and increasing need to provide highly competitive pay packages for top executives, as competition remains fierce for such talent. The Company and its industry remain at a critical point for attracting and retaining top executives. There is substantial pent-up demand following decades of underinvestment in infrastructure, and given the expected further increase in demand brought about by the large, incremental funding in the recently enacted federal infrastructure bill, we anticipate an extraordinary period of industry growth and increase in talent need driven by large complex civil projects over the next decade. Therefore, it is critically important that we maintain an executive compensation program that is competitively attractive and rewarding to our key executives and prospective new executives.
•Link a significant portion of pay to performance-based outcomes. The Company expects superior performance in return for superior compensation. Our executive compensation program rewards executives when performance results meet or exceed pre-determined targets. The Compensation Committee believes that compensation paid to executives should be closely aligned with the performance of the Company relative to these targets. As detailed below in the section entitled “Elements of Compensation,” the majority of the aggregate total target compensation of our NEOs for 2021 was performance-based, or at risk, and approximately 60% of our Chief Executive Officer’s 2021 total target compensation was performance-based.
•Align the interests of NEOs with those of our shareholders. Our executive compensation program aligns the interests of our NEOs with those of our shareholders. We achieve this alignment through several means, including (i) granting long-term equity compensation, (ii) requiring our NEOs to maintain a meaningful level of stock ownership and (iii) requiring our NEOs to retain beneficial ownership of at least 75% of net shares acquired under their equity awards until they are no longer with the Company.

The Compensation Committee reviews the Company's compensation philosophy and objectives each year to determine if revisions are necessary in light of market conditions, the Company's strategic goals or other relevant factors. As detailed earlier in this CD&A, the Compensation Committee has made significant improvements to our executive compensation program over the last several years in response to shareholder feedback and the Company has also worked with the Board to effect certain governance improvements.

Pay Mix
We do not target a specific mix of pay for our executive officers. We set base salary, annual incentive and long-term incentive compensation opportunities, and target total compensation annually in light of our evaluation of competitive market factors. Concurrent with that process, we review pay levels for peer company executives, and each executive officer’s performance and experience. This process provides guidelines for establishing an appropriate mix of short-term versus long-term incentive compensation for our executives. All of our short-term incentive compensation is performance-based (with the exception of occasional incentives provided for the recruitment of key executives or for special recognition purposes, as approved by the Compensation Committee) and more than half of our aggregate long-term incentive compensation to our NEOs over the past five years has been performance-based. These significant portions of at-risk pay reinforce the alignment of our executive officers with our shareholders.
In recognition of the cyclicality and variability of the construction industry, we believe that compensation focusing on both variable short-term and long-term corporate goals is appropriate for Tutor Perini and supported by our shareholders. This incentive approach provides greater rewards for higher performance and has been effective in retaining and motivating our highest-performing key executive talent. As a result, our compensation practices for our NEOs have a significant focus on annual “variable pay” incentive awards. Long-term incentive awards have periodically been granted to select executives when the Compensation Committee has determined an award to be appropriate based upon the Company’s strategic goals, an executive’s superior performance and the value of the executive to the Company.
Risk Assessment

Each year, management and the Compensation Committee review our employee compensation policies, including the annual incentive compensation we provide to our NEOs in relation to market data for our peer group, including evaluating the mix of compensation elements, performance metrics and targets, and risk management practices. Based on this review, the Company and the Compensation Committee concluded that our compensation programs are designed to appropriately align compensation with our business strategy and do not encourage behavior that could create material adverse risks to the Company. The review identified several risk mitigating factors, such as capped incentive payouts, clawback provisions and independent Compensation Committee oversight of compensation plans. Additionally, the review identified a clearly articulated philosophy, an appropriately identified peer group, use of competitive market data, and an effective use of cash and strategic equity grants that all contribute to a balanced pay program.
Role of the Compensation Committee and Management in Setting NEO Compensation
To execute the executive compensation strategy, the Compensation Committee works with management to determine compensation for the NEOs. The Compensation Committee believes that the CEO is best positioned to evaluate the performance of our other NEOs. The CEO reviews performance of the executive officers and, based on his assessment, makes recommendations to the Compensation Committee for consideration and approval of their base salary levels and the metrics and targets for both annual incentive compensation and long-term incentive equity awards.
The Compensation Committee also reviews the CEO’s performance and, based on its assessment of his performance, makes recommendations regarding CEO compensation to the independent directors of the full Board for approval. Additionally, the Compensation Committee reviews available competitive external market data. As part of this process, the Compensation Committee also receives regular independent advice and recommendations on executive compensation matters from Meridian.

The Compensation Committee, at its regularly scheduled March meeting, reviews and approves the annual incentive compensation performance targets, as well as our long-term equity award performance targets for awards granted in that year to executive officers. The Compensation Committee, also at this time, reviews performance against the plan provisions and associated expense implications of the annual incentive compensation amounts earned for the previous year, retaining discretion as to the final incentive compensation paid for all executive officers, other than the CEO. For the CEO, the Compensation Committee recommends, and the independent members of the Board subsequently approve, his incentive compensation payout.

The Compensation Committee may approve cash incentive awards and equity awards for executive officers at other times to reflect promotions, new hires or other special circumstances.
Unique Factors Play into our Executive Compensation Decisions and Practices
Since the 2008 merger of Tutor-Saliba and Perini, which created Tutor Perini, Mr. Tutor has been a key driving force—both strategically and operationally—behind the Company’s growth and evolution into a stronger, vertically integrated and broader geographic player in the market. Mr. Tutor led the transformation of the Company from a firm primarily involved in lower-margin building work to one that today boasts a broad nationwide footprint with a large component of higher-margin civil projects.
Tutor Perini is a construction services company that competes with many other public and private companies for projects and for executive talent. Our closest competitors for projects are primarily large privately held firms or U.S. subsidiaries of foreign parent firms, whose focus and revenues stem largely from construction services and less from design and engineering services. In contrast, the revenues of many of the larger publicly traded companies with which we sometimes compete are primarily derived from consulting, design, architecture and engineering services, rather than construction services.

Amid strong public support for infrastructure spending, many state and local jurisdictions, as well as the federal government, have enacted significant funding programs aimed at addressing long-term infrastructure needs. As a result, despite negative impacts from the COVID-19 pandemic that caused delays in certain project bids and awards, we now anticipate a substantially increased level of bidding activity in the near future for large civil projects and an even greater level of demand for our services over the next several years. Consequently, we believe that the significant volume of higher-margin civil projects, both in our current backlog and in prospective projects yet to be bid and awarded to us, will drive our earnings growth, higher profit margins and increased cash flows over the coming years. Mr. Tutor has also successfully led and navigated the Company through the COVID-19 pandemic, enabling the Company to achieve solid financial results in 2020 and 2021.
The Company’s unique history (in particular the private company legacy of Tutor-Saliba, a heavy civil and building construction company that Mr. Tutor owned, operated and grew over several decades) and evolution since the merger have had a substantial impact on the Company’s executive compensation practices. Mr. Tutor’s value to the Company is significant and his level of compensation reflects, in part, his high retention value, which is particularly important today given the current environment of strong support for infrastructure spending and expected additional large civil project opportunities.
Mr. Tutor has a high degree of direct involvement in strategic planning and decisions, and an in-depth knowledge and involvement in many operational activities, from project selection and bid preparation to day-to-day customer relationship management and oversight of many of the Company’s largest, most complex projects. He also plays an instrumental role in navigating and negotiating the resolution of litigation and other disputes. Mr. Tutor’s level of direct involvement in all of these functions is unique among CEOs in our industry. All of the above factors were considered by the Compensation Committee in its determination as to the appropriateness of Mr. Tutor’s compensation.
Our Board and executive management have found through extensive succession planning activities that overall executive compensation levels at privately held and U.S. subsidiary competitors tend to be higher when compared to compensation levels at our publicly traded peers. The Board believes Mr. Tutor’s compensation is comparable to the compensation of CEOs at non-public industry peers and knows that it is significantly lower than his compensation under the Company’s predecessor, Tutor-Saliba.
2021 Amended and Restated Employment Agreement for Ronald N. Tutor
During 2021, the Compensation Committee recommended, the independent directors approved and the Company subsequently entered into an amended and restated employment agreement (the “Amended Agreement”) with Mr. Tutor. The Amended Agreement amends and restates Mr. Tutor’s Amended and Restated Employment Agreement dated December 22, 2014, as amended by Amendment No. 1 dated January 5, 2018 (collectively, the “Original Agreement”). The Original Agreement had been scheduled to expire on December 31, 2021.
The principal reasons for the Amended Agreement were to secure Mr. Tutor’s services through December 31, 2026 and ensure that he successfully transitions his duties as CEO by the end of 2024. The Board believes that several of the key changes in the Amended Agreement will enhance the alignment between Mr. Tutor’s compensation and shareholder value creation and will enhance the transition of his role to his eventual successor.

The Amended Agreement extended Mr. Tutor’s employment term through December 31, 2026. Mr. Tutor will continue to serve as the Company’s Chairman of the Board and CEO through December 31, 2024 (the "CEO Period"), and as Executive Chairman of the Board from January 1, 2025 through December 31, 2026 (the "Chairman Period"). The Amended Agreement also provides a transition bonus of $1.5 million payable to Mr. Tutor upon the Board's approval of a successor CEO, provided that Mr. Tutor has identified for Board consideration and the Board has approved such successor no later than June 1, 2024, and an additional $1.5 million payable one year following the commencement of the successor CEO’s term in office if the independent members of the Board determine that Mr. Tutor successfully mentored and trained the successor. Both transition bonuses are subject to Mr. Tutor’s continued employment with the Company through the applicable payment dates.

The Amended Agreement also made various key modifications to the Original Agreement, including, among others, those discussed below under the section entitled “Elements of Compensation.”
Peer Group Comparisons
The Compensation Committee utilizes publicly available compensation data derived from the Company’s compensation peer group to assess the relative competitiveness of the NEOs’ total target compensation and each component of compensation (i.e., base salary, annual incentive compensation and long-term incentive compensation). Market data is one of several factors that the Compensation Committee used to set the NEOs’ compensation. Other factors included individual and corporate performance, as well as the inherent value to the Company that each NEO brings in performing his/her roles and responsibilities.

Each year, the Compensation Committee reviews the Company’s compensation peer group to ensure that it continues to be appropriate for analyzing and determining executive compensation for the Company. The Compensation Committee assessed the peer group companies against the following criteria used to identify appropriate peers: industry, revenue and market capitalization. The Compensation Committee evaluated the Company’s peer group in March of 2021 and approved the 2021 peer group shown in the table below. The Compensation Committee believes that the 2021 peer group represents an industry-focused group of companies with which Tutor Perini competes for projects and executive talent. Furthermore, the Compensation Committee believes that this peer group provides a better representation of the competition that influences the Company’s compensation decisions compared to other peer groups selected and used by proxy advisory firms that consider peer companies across a wider spectrum of industries.
The following table shows the companies included in the Company’s 2021 peer group:

2021 Peer Group
AECOM	KBR, Inc.
Comfort Systems USA, Inc.	MasTec, Inc.
Dycom Industries, Inc.	MYR Group Inc.
EMCOR Group, Inc.	Primoris Services Corp.
Fluor Corporation	Quanta Services, Inc.
Granite Construction, Inc.	Tetra Tech, Inc.
Jacobs Engineering Group, Inc.

Elements of Compensation
The primary elements of compensation provided to each NEO are base salary, annual incentive compensation and long-term incentives, each of which is discussed below.
Base Salary
Base salary is the sole fixed component of our NEOs’ total target compensation (with the exception of certain guaranteed bonuses occasionally provided to recruit new executives). We provide base salaries that are highly competitive to retain our NEOs and to compensate them for their service to the Company. The Compensation Committee sets base salary levels based on a number of considerations including market data derived from the peer group, individual and corporate performance, and the inherent value to the Company of each NEO’s roles and responsibilities.

Mr. Tutor’s Amended Agreement provided for an increase in his salary to $1.9 million per year during the CEO Period, and subsequently will reduce it to $1.85 million per year during the Chairman Period. Prior to this salary increase, Mr. Tutor’s base salary had not been adjusted since 2015.

The Compensation Committee approved a salary increase for Mr. Smalley to $1,000,000 and for Ms. Hallgren to $900,000 effective November 1, 2021 as a result of their value and significant contributions to the Company. Mr. Smithson joined the Company on May 23, 2021 as Executive Vice President of the Building and Specialty Contractor Groups. His initial base salary was set at $800,000 as part of his negotiated employment agreement.
Other Bonuses
Pursuant to the terms of his employment agreement and as an inducement to joining the Company, Mr. Smithson received a sign-on bonus of $250,000 on May 23, 2021. In addition, subject to Mr. Smithson’s continued employment through the first anniversary of his start date, he will receive an additional cash signing bonus of $250,000. Mr. Smithson was also provided a guaranteed bonus of $600,000 for his first twelve months of employment, for which the pro-rata portion relating to 2021 of $364,932 was paid in March 2022. The remaining balance of $235,068 is payable in 2022, subject to his continued employment through May 23, 2022.
Annual Incentive Compensation
The Compensation Committee believes that providing meaningful performance-based cash compensation provides executives with an incentive to achieve the Company’s strategic goals. To provide appropriate incentives to our current NEOs, generally 45% to 65% of their target annual cash compensation (base salary and target annual incentive compensation) is comprised of an annual incentive opportunity that is paid only if the Company achieves pre-established performance goals set by the Compensation Committee.
For the 2021 annual incentive compensation program, the Compensation Committee approved the following four performance metrics (with respective weightings indicated): pre-tax income (50%); operating cash flow (30%); safety (10%); and individual performance (10%). These metrics were chosen because:
•pre-tax income is tracked closely at the project level and is very useful for measuring profitability across the Company’s projects and business units;
•operating cash flow is a very important financial metric to the Company and its shareholders and consistent, strong cash generation can significantly enhance the Company’s share-price valuation;
•implementation of a safety metric is aligned with the Company’s goal to promote workplace safety and reduce insurance-related costs; and
•an individual performance metric provides the Compensation Committee with latitude to appropriately reward NEOs based on each of the NEO’s specific contributions to the Company’s operating and strategic performance.
The Company and the Compensation Committee believe that a focus on maximizing these metrics best promotes shareholder value creation over the long term and helps us achieve our business plan objectives. The operating cash flow metric, in particular, has had a positive incentivizing effect that has helped enable the Company to achieve strong operating cash flow results that exceeded budgeted consolidated net income in three of the five years (2017, 2019 and 2020) since it was established as a performance metric.

Mr. Tutor’s Amended Agreement provided for an increase in his annual cash bonus target from 150% of base salary to 164.58% for 2021 (prorated for the change from 150% to 175% during the year). His annual cash bonus target will then increase to 175% for the remainder of the CEO Period, with annual decreases to 135% (for 2025) and 100% (for 2026) during the Chairman Period. Any earned bonuses are payable only if performance criteria to be established by the Compensation Committee, with the approval of the independent members of the Board, are met.
For 2021, the Compensation Committee established a target annual incentive opportunity for each NEO, stated as a percentage of each NEO’s base salary. The annual incentive for each metric was only payable to the extent the Company achieved threshold performance goals established by the Compensation Committee at the beginning of the performance period.

The following table presents the 2021 threshold, target and maximum performance goals for each performance metric.

	2021 Performance Ranges
(dollars in thousands)	Threshold		Target		Maximum
Pre-tax income	80%	$140,171	100%	$175,214	120%	$210,257
Cash flow from operations	80%	$105,129	100%	$131,411	120%	$157,693
Safety(1)	80%	4.08	100%	3.40	120%	2.72
Individual performance(2)	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
____________________________________________________________________________________________________
(1)The target metric for safety is the OSHA Recordable Incident Rate.
(2)Individual performance is a discretionary metric that considers factors such as the NEO’s contribution to overall Company performance, cultural and operational improvements, and talent development and succession planning.
The following table presents the 2021 threshold, target and maximum incentive compensation opportunities as a percentage of each executive’s base salary and the payouts associated with each level of achievement. Mr. Smithson joined the Company on May 23, 2021, and pursuant to the terms of his employment agreement, received a guaranteed annual bonus payment and, therefore, was not eligible for incentive compensation in 2021. As a result, he is not included in the below table.

	2021 Annual Incentive Compensation Payout Ranges
	Threshold		Target		Maximum
	Base Salary	Payout	Base Salary	Payout	Base Salary	Payout
Ronald N. Tutor
Pre-tax income	50.0%	$950,000	82.3%	$1,563,510	164.6%	$3,127,020
Cash flow from operations	30.0%	570,000	49.3%	938,106	98.6%	1,876,212
Safety	10.0%	190,000	16.5%	312,702	33.0%	625,404
Individual performance	—%	—	16.5%	312,702	33.0%	625,404
Total	90.0%	$1,710,000	164.6%	$3,127,020	329.2%	$6,254,040
Gary G. Smalley
Pre-tax income	40.0%	$400,000	50.0%	$500,000	75.0%	$750,000
Cash flow from operations	24.0%	240,000	30.0%	300,000	45.0%	450,000
Safety	8.0%	80,000	10.0%	100,000	15.0%	150,000
Individual performance	—%	—	10.0%	100,000	15.0%	150,000
Total	72.0%	$720,000	100.0%	$1,000,000	150.0%	$1,500,000
James A. Frost
Pre-tax income	40.0%	$400,000	50.0%	$500,000	75.0%	$750,000
Cash flow from operations	24.0%	240,000	30.0%	300,000	45.0%	450,000
Safety	8.0%	80,000	10.0%	100,000	15.0%	150,000
Individual performance	—%	—	10.0%	100,000	15.0%	150,000
Total	72.0%	$720,000	100.0%	$1,000,000	150.0%	$1,500,000
Wendy A. Hallgren
Pre-tax income	30.0%	$270,000	37.5%	$337,500	56.2%	$506,250
Cash flow from operations	18.0%	162,000	22.5%	202,500	33.7%	303,750
Safety	6.0%	54,000	7.5%	67,500	11.3%	101,250
Individual performance	—%	—	7.5%	67,500	11.3%	101,250
Total	54.0%	$486,000	75.0%	$675,000	112.5%	$1,012,500
The following table presents the actual performance achievements and payout amounts for our NEOs’ annual incentive compensation for 2021. These annual incentives were earned in 2021 and paid in March 2022.

					2021 Annual Incentive Compensation Payout
Metric	Actual Achievement (dollars in thousands)				Ronald N. Tutor	Gary G. Smalley	James A. Frost	Wendy A. Hallgren
Pre-tax income	$164,606	(1)	93.9%		$1,377,782	$469,727	$469,727	$317,065
Cash flow from operations	$(148,454)		—%		—	—	—	—
Safety	1.58		153.5%		625,404	150,000	150,000	101,250
Individual performance	Various	(2)	Various	(2)	469,053	112,500	45,000	75,938
Total Payout					$2,472,239	$732,227	$664,727	$494,253
____________________________________________________________________________________________________
(1)Excludes $4.8 million of project-specific adjustments in 2021, as approved by the Compensation Committee and the independent members of the Board of Directors.
(2)Achievement for NEOs other than the CEO is determined based on an assessment by the CEO and approved by the Compensation Committee. For the CEO, achievement is based on an assessment by the Compensation Committee and subsequent approval by the independent directors of the Board. Factors considered for determining the final individual performance rating for the NEOs included an assessment of each NEO’s contribution to: the overall performance of the Company in 2021 (e.g., meeting financial goals for the year, progress made in resolving claims and unapproved change orders in light of the significant challenges presented by the COVID-19 pandemic, and the corresponding impact on operating cash flow generation, and contributions to drive improvement in the Company’s share price); cultural and operational improvements (including leadership); and talent development and succession planning.
Long-Term Incentives
Awards of long-term incentives have played a significant role in our executive compensation program. Historically, the Compensation Committee has granted periodic equity awards to certain key executives based upon the Company’s strategic goals, the executive’s performance and retention considerations.

Equity awards granted in 2021 included time-based and performance-based RSUs, cash-settled performance stock units (“CPSUs”) and SOs. RSUs automatically convert to the Company’s common stock on a one-for-one basis upon vesting. CPSUs vest upon satisfaction of market or performance conditions and are settled in cash, based on the value of the Company’s common stock on the vesting date. SOs give the holder the right to purchase shares of the Company’s common stock subsequent to the vesting date at a defined exercise price, which must equal or exceed the fair value of the Company’s common stock on the award date.
Mr. Tutor’s Amended Agreement provided the following long-term equity incentive awards:
•For 2021 through 2024, Mr. Tutor will receive an annual grant of (A) time-based RSUs with a target value of $4.0 million as of the applicable grant date that vest ratably over three years, (B) CPSUs with a target value of $2.0 million on the grant date and vesting based on 3-year relative total shareholder return goals established by the Compensation Committee with the approval of the independent members of the Board, and (C) CPSUs with a target value of $2.0 million on the grant date with vesting based on 3-year pre-tax growth in earnings goals established by the Compensation Committee with the approval of the independent members of the Board.
•For 2025 and 2026, Mr. Tutor will receive an annual grant of time-based RSUs (to be settled in cash) with a target value of $4.0 million as of the applicable grant date that vest over one year.
The Amended Agreement also provides that, in addition to severance benefits payable under the Original Agreement, if Mr. Tutor were terminated without cause or resigned for good reason in connection with a change in control of the Company, he will receive the cash value of the time-based RSUs that were scheduled to be granted in the absence of such termination, and payable at the times specified for such time-based RSUs in the Amended Agreement.
2021 Time-Based Equity Awards Granted
In 2021, the Compensation Committee approved the grants of time-based RSUs and SOs as listed in the below table. The time-based equity awards will vest as described below subject to continued employment through the vesting date.

Named Executive Officer	Type	Grant Date	Vesting Date	Number of Units
Ronald N. Tutor	RSU	08/25/2021	(1)	275,986
Gary G. Smalley	RSU	11/11/2021	(1)	104,796
James A. Frost	RSU	3/10/2021	3/10/2024	50,000
James A. Frost	SO	3/10/2021	3/10/2024	50,000
Wendy A. Hallgren	RSU	11/11/2021	(1)	18,069
Michael F. Smithson	RSU	5/28/2021	(2)	100,000
___________________________________________________________________________________________________
(1)The RSUs will vest ratably over three years in one-third annual installments on each anniversary of the grant date.
(2)In connection with Mr. Smithson’s employment agreement, he was granted 100,000 RSUs, of which 50,000 will vest on May 28, 2023 and 50,000 will vest on May 28, 2024, contingent upon his continued employment through these dates.

2021 Performance-Based Equity Awards Granted

In 2021, the Compensation Committee approved the grants of performance-based RSUs, CPSUs and SOs as listed in the below table. Certain awards vest based on the Company’s relative TSR over a three-year performance period as compared to the Company’s compensation peer group. Mr. Tutor, Mr. Smalley and Ms. Hallgren also received CPSUs that vest based on the year-over-year growth in the Company’s pre-tax income averaged over the three-year performance period. The growth in pre-tax income is measured from the Company’s actual 2020 pre-tax income of $174.3 million. For SOs, the achievement of a specified relative TSR performance level over a three-year performance period results in the vesting of a corresponding number of options, which may be exercised over the remaining contractual life.

				Performance Ranges and Payouts
				Threshold		Target		Maximum
Named Executive Officer	Type	Grant Date	Metric	Achievement Level	Award Payout	Achievement Level	Award Payout	Achievement Level	Award Payout
Ronald N. Tutor	CPSU	8/25/2021	3-Year Relative Total Shareholder Return	25th percentile	68,997	50th percentile	137,993	90th percentile	344,983
Ronald N. Tutor	CPSU	8/25/2021	3-Year Average Growth in Pre-Tax Income	5 percent growth	68,997	8 percent growth	137,993	12 percent growth	275,986
Gary G. Smalley	CPSU	11/11/2021	3-Year Relative Total Shareholder Return	25th percentile	26,199	50th percentile	52,398	90th percentile	130,995
Gary G. Smalley	CPSU	11/11/2021	3-Year Average Growth in Pre-Tax Income	5 percent growth	26,199	8 percent growth	52,398	12 percent growth	104,796
James A. Frost	RSU	3/10/2021	3-Year Relative Total Shareholder Return	30th percentile	12,500	50th percentile	50,000	70th percentile	75,000
James A. Frost	SO	3/10/2021	3-Year Relative Total Shareholder Return	30th percentile	12,500	50th percentile	50,000	70th percentile	75,000
Wendy A. Hallgren	CPSU	11/11/2021	3-Year Relative Total Shareholder Return	25th percentile	4,518	50th percentile	9,035	90th percentile	22,588
Wendy A. Hallgren	CPSU	11/11/2021	3-Year Average Growth in Pre-Tax Income	5 percent growth	4,518	8 percent growth	9,035	12 percent growth	18,070
2021 Performance-Based Equity Award Vesting Results and Payouts
In accordance with our pay-for-performance philosophy, prior year performance-based equity grants were forfeited or paid out below-target for our NEOs. The following table describes the results and payouts of performance-based equity awards granted in prior years with vesting dates in 2021.

Named Executive Officer	Type	Vesting Date	Metric(1)	Target Award	Actual Achievement Level	Percent Payout (as a % of Target)	Award Payout
Ronald N. Tutor	RSU	12/31/2021	2-Year Relative Total Shareholder Return	75,000	< 30th percentile	0%	—
Ronald N. Tutor	SO	12/31/2021	2-Year Relative Total Shareholder Return	75,000	< 30th percentile	0%	—
Gary G. Smalley	RSU	11/15/2021	3-Year Relative Total Shareholder Return	42,500	< 30th percentile	0%	—
Gary G. Smalley	SO	11/15/2021	3-Year Relative Total Shareholder Return	42,500	< 30th percentile	0%	—
James A. Frost	RSU	5/23/2021	3-Year Relative Total Shareholder Return	50,000	30th percentile	25%	12,500
James A. Frost	SO	5/23/2021	3-Year Relative Total Shareholder Return	50,000	30th percentile	25%	12,500
____________________________________________________________________________________________________
(1)Based the Company’s relative TSR over the applicable performance period as compared to the Company’s compensation peer group in use at the grant date.
Deferred Cash Bonus
Pursuant to the terms of his employment agreement and as a means of retention, Mr. Smithson will receive a deferred cash bonus payment of $200,000 on each of the first, second and third anniversaries of his May 23, 2021 employment date (for a total potential deferred cash bonus of $600,000), contingent upon his continued employment with the Company through each applicable anniversary date.

Retirement Benefits
Tutor Perini does not provide additional retirement benefits to executive officers beyond those offered to all full-time employees.
Perquisites
We provide certain perquisites to our executives because of the demand on time and travel, as well as security and productivity considerations, required in their leadership and management of multiple business units across dispersed geographic locations. The perquisites afforded to our NEOs include vehicle usage and allowances, insurance policy coverage, relocation expense reimbursement and relocation-related benefits. Additionally, Mr. Tutor and Mr. Frost are allowed limited personal use of Company aircraft, per the terms of their employment agreements.
Tax Implications
We believe that the primary goals of our executive compensation program are to attract and retain valued and important executive officers, to align our executives’ interests with the corporate goals and objectives important to our shareholders, to motivate our executives to achieve these goals and to fairly reward our executives for achieving these goals. Accordingly, the deductibility of executive compensation, while important, is not a determining factor in structuring our program. Therefore, the Compensation Committee has approved, and expects in the future to continue to approve, certain payments of compensation to our executive officers that are not tax deductible.
Anti-Hedging Policy
Under our Insider Trading Policy, no insider may sell any securities of the Company that are not owned by such individual at the time of the sale. Furthermore, no insider may buy, sell, or enter into puts, calls, zero-cost dollars, forward sales contracts, other derivative securities, or other hedging or monetization transactions of the Company at any time. Executive officers, non-management directors and certain key employees are included as insiders under this policy. The Company does not maintain a policy that broadly prohibits all employees from engaging in hedging transactions.

FORFEITURES OF UNEARNED PERFORMANCE-BASED AWARDS
The Company’s pay-for performance philosophy is fully reflected in our annual and long-term incentive programs under which payout levels are directly aligned with achieved performance against predetermined metrics.

For performance years 2019 and 2021, our annual incentive program paid our NEOs less than their respective target payout amounts because achieved performance in those years was below target performance goals set for certain annual performance metrics.

For the performance cycles ending in 2019, 2020 and 2021, respectively, Mr. Tutor, Mr. Smalley and Mr. Frost each forfeited a portion of their long-term performance-based equity incentive compensation because the Company achieved performance in those years that was below target performance goals (Mr. Smalley did not receive a grant with a performance cycle ending in 2019, and Mr. Frost did not receive a grant with a performance-cycle ending in 2019 or 2020). Despite the forfeiture of performance-based equity incentive awards, these awards are still reported in the Company’s Summary Compensation Table (“SCT”) in the year of grant at their grant date fair value.

The table below summarizes the dollar value of target annual incentive awards and target long-term performance-based equity incentive compensation that has been forfeited over the past three years. Mr. Smithson is not shown in the table below, as he joined the Company on May 23, 2021 and did not have any performance-based awards that vested in or prior to 2021.

	Forfeitures of Unearned Performance-Based Awards
	Annual Incentive(1)	Long-Term Equity Incentive(2)	Total
Ronald N. Tutor
2021	$1,123,834	$1,340,100	$2,463,934
2020	—	1,847,193	1,847,193
2019	1,312,500	2,634,801	3,947,301
Total Forfeited	$2,436,334	$5,822,094	$8,258,428

Gary G. Smalley
2021	$330,273	$1,093,595	$1,423,868
2020	—	4,084,925	4,084,925
2019	475,000	—	475,000
Total Forfeited	$805,273	$5,178,520	$5,983,793

James A. Frost
2021	$385,273	$1,028,452	$1,413,725
2020	—	—	—
2019	525,000	—	525,000
Total Forfeited	$910,273	$1,028,452	$1,938,725

Wendy A. Hallgren
2021	$222,934	$—	$222,934
2020	—	—	—
2019	285,469	—	285,469
Total Forfeited	$508,403	$—	$508,403
___________________________________________________________________________________________________
(1)Represents the unearned portion of target compensation for each performance metric.
(2)Represents the grant date fair value of the unearned portion of long-term performance-based equity incentive awards.

CEO TOTAL REALIZED COMPENSATION COMPARED TO PROXY-REQUIRED DISCLOSURES
Most of our NEOs’ total realized compensation over the past three years (see section entitled Total Realized Compensation for a description of the elements included in realized compensation) was significantly lower than their reported compensation in the SCT. For 2021, Mr. Tutor’s total realized compensation was $4.4 million less than his total compensation reported in the SCT. This was primarily due to timing differences (grant dates versus payout dates) associated with certain equity awards, as well as forfeitures of certain unearned equity awards.

Mr. Tutor’s aggregate total realized compensation from 2019 through 2021 was $6.0 million less than the aggregate total compensation reported in the SCT for the same three-year period. This was primarily due to forfeitures of certain unearned equity awards and timing differences (grant dates versus payout dates) associated with certain equity awards. The substantial amount of unrealized compensation further reinforces the notion that our executive compensation is aligned with performance relative to high expectations.

The following charts compare Mr. Tutor’s total realized compensation and total compensation reported in the SCT for 2021, as well as on an aggregate basis for the period from 2019 to 2021.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement with management. Based on the aforementioned review and discussion, the Compensation Committee has recommended to the Board, and the Board has approved, that the CD&A be included in the Company’s 2022 proxy statement for filing with the SEC.
The Compensation Committee
Robert C. Lieber, Chair
Michael F. Horodniceanu
Michael R. Klein

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below summarizes the total compensation earned by or granted to each of our NEOs for the years ended December 31, 2021, 2020 and 2019.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)(7)
Ronald N. Tutor Chairman and CEO	2021	1,837,502	—	9,557,395	—	2,472,239	—	941,784	14,808,920
	2020	1,750,000	—	1,044,450	295,650	4,512,323	—	553,626	8,156,049
	2019	1,750,000	—	1,860,088	602,836	1,722,394	—	1,301,077	7,236,395
Gary G. Smalley Executive Vice President and CFO	2021	979,167	—	3,754,841	—	732,227	—	65,470	5,531,705
	2020	953,439	250,000	1,913,485	969,954	1,325,503	—	74,250	5,486,631
	2019	950,000	—	1,568,378	745,671	537,296	—	49,670	3,851,015
James A. Frost President and COO	2021	1,000,000	—	2,118,987	1,520,845	664,727	—	214,479	5,519,038
	2020	1,000,000	—	—	—	1,359,490	—	171,527	2,531,017
	2019	1,000,000	—	—	—	528,075	—	237,530	1,765,605
Wendy A. Hallgren Executive Vice President and General Counsel	2021	816,667	—	647,433	—	494,253	—	34,202	1,992,555
	2020	735,312	—	—	—	815,694	—	30,763	1,581,769
	2019	678,125	231,932	1,108,500	280,000	287,141	—	199,241	2,784,939
Michael F. Smithson Executive Vice President, Building and Specialty Contractors Groups	2021	484,847	614,932	1,548,000	—	—	—	15,232	2,663,011

___________________________________________________________________________________________________
(1)Mr. Tutor’s salary increased to $1,900,000 effective June 1, 2021, in connection with his amended and restated employment agreement entered into on August 25, 2021 (see “Agreements and Arrangements with NEOs” section). The Compensation Committee approved a salary increase for Mr. Smalley to $1,000,000 and for Ms. Hallgren to $900,000 effective November 1, 2021. Mr. Smithson joined the Company on May 23, 2021 as Executive Vice President of the Building and Specialty Contractor Groups. His initial base salary was set at $800,000.
(2)The amounts in column (d) represent the following: for Mr. Smalley, a special recognition bonus of $250,000 in 2020 for his outstanding leadership and contributions to the refinancing of the Company’s debt; for Ms. Hallgren, the pro-rata guaranteed bonus payment of $231,932 (60% of her salary for her first year of employment) in 2019, per her employment offer letter; and for Mr. Smithson, the payment of a $250,000 signing bonus in 2021 as a result of his joining the Company, and the pro-rata portion of a guaranteed bonus payment of $364,932 (75% of his salary for his first year of employment) in 2021, per his amended and restated employment agreement. Annual incentive payments appear in column (g).
(3)The amounts in column (e) represent the aggregate grant date fair value of time-based and performance-based RSUs and CPSUs granted in each year. The fair value amounts are calculated in accordance with Financial Accounting Standards Board Codification 718, Stock Compensation (“ASC 718”). The basis for the grant date fair value calculations and assumptions used can be found in Note 1(m) and Note 10 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2022. For the performance-based awards granted in 2021, the grant date fair values assuming the highest level of performance is achieved for all performance metrics would be: Mr. Tutor, $8,954,373: Mr. Smalley, $3,548,655; Mr. Frost, $1,443,000; and Ms. Hallgren, $611,903.
(4)The amounts in column (f) represent the aggregate grant date fair value of time-based and performance-based SOs granted in each year. The fair value of these awards is calculated in accordance with ASC 718. The basis for the grant date fair value calculations and assumptions used can be found in Note 1(m) and Note 10 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2022. The performance-based awards are included in the table at the maximum aggregate grant date fair value of each award and may ultimately not be earned at such level.
(5)The amounts in column (g) represent amounts earned as annual incentive compensation for each year and are paid early in the following year. The performance targets and achievements for 2021 are further discussed in the CD&A under the section entitled “Annual Incentive Compensation”.
(6)The amounts in column (i) are detailed in the separate “All Other Compensation” table below.
(7)The amounts in column (j) represent the total of columns (c) through (i).

All Other Compensation
The following table details the components of the “All Other Compensation” column for 2021 in the Summary Compensation Table.

(a)	(b)	(c)	(d)	(e)
Name	Company Contributions to Defined Contribution Plans ($)(1)	Insurance Premiums ($)(2)	Perquisites ($)(3)	Total All Other Compensation ($)(4)
Ronald N. Tutor	—	368,176	573,608	941,784
Gary G. Smalley	5,850	21,544	38,076	65,470
James A. Frost	5,850	76,435	132,194	214,479
Wendy A. Hallgren	5,850	923	27,429	34,202
Michael F. Smithson	4,036	—	11,196	15,232

___________________________________________________________________________________________________
(1)The amounts in column (b) represent amounts contributed by the Company into 401(k) accounts. The Company matches 30% of employee contributions up to 10% of the employee’s annual salary, not to exceed $5,850 per employee in 2021.
(2)The amounts in column (c) represent life insurance premiums paid by the Company for benefits that are not available to all salaried employees.
(3)The amounts in column (d) represent the aggregate incremental cost to the Company for personal benefits provided to the NEOs. The total for Mr. Tutor includes $541,369 related to the personal use of the Company aircraft and $32,239 for vehicle usage. Mr. Tutor is entitled to 150 hours of flight time per calendar year for personal use of Tutor Perini’s aircraft, as originally negotiated during the merger with Tutor-Saliba and as provided by his employment agreement (with any unused balance being carried forward to subsequent years while employed). The total for Mr. Smalley relates to vehicle usage. The total for Mr. Frost includes $122,609 related to the personal use of the Company aircraft and the remainder was for vehicle usage. The total for Ms. Hallgren includes $25,272 related to vehicle usage and the remainder was for relocation related benefits. The total for Mr. Smithson relates to vehicle usage. The incremental cost of personal use of corporate aircraft is calculated based on the variable operating costs to the Company of any personal flights. The applicable executive bears all personal tax liabilities for such personal flights.
(4)The amounts in column (e) represent the totals of columns (b) through (d).

Total Realized Compensation
The table below is not required by SEC rules or regulations, nor should it be considered as a substitute for the preceding SCT and related disclosures. However, we have included this table to provide an understanding of the total compensation realized by our NEOs over the last three years. The table below reports compensation that our NEOs actually received for each year presented as opposed to what they were awarded and could potentially receive. The following are some of the key differences between the two tables:
•The table below does not include equity compensation that was awarded but was subsequently unearned and forfeited due to the failure to achieve performance targets. This is in contrast to the SCT, which includes equity compensation in the year awarded and does not reduce reported compensation for any unearned and forfeited equity awards. In other words, the table below better illustrates the impact of the Company’s pay-for-performance philosophy on equity awards when performance targets are not achieved.
•For non-equity incentive plan compensation (i.e., annual incentive (bonus) compensation), the table below reports such incentives in the year the cash is actually received by the NEOs compared to the SCT, which reports these cash incentives in the year considered earned, even though the actual bonus payouts occur months later and in the following year.
•The total compensation reported in the table below and in the SCT differ due to timing differences between when certain elements of compensation are presented in the SCT and when those elements are paid in cash or shares to our NEOs. For example, a share-based performance award measuring TSR over a three-year period would be reported in the SCT at 100% of its grant date fair value in the year granted, whereas the table below would report the award in the year shares were paid, based on achievement of the performance targets and stock price at time of settlement. Since the Company does not typically award equity on an annual basis, but less regularly, the Total Realized Compensation table reports equity awards in a way that more aptly applies the award to the periods paid rather than reporting the entire value of a multi-year award in a single year.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Year	Salary ($)(1)	Bonus ($)(2)	Vested Stock Units ($)(3)	Exercised Stock Options ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total Realized Compensation ($)(7)	Total Compensation as Reported in SCT ($)(8)	Difference Between Realized Compensation and Reported Compensation ($)(9)	Realized Compensation as a Percentage of Reported Compensation
Ronald N.	2021	1,837,502	—	3,148,688	—	4,512,323	941,784	10,440,297	14,808,920	(4,368,623)	71%
Tutor	2020	1,750,000	—	355,298	—	1,722,394	553,626	4,381,318	8,156,049	(3,774,731)	54%
	2019	1,750,000	—	4,618,242	—	1,694,474	1,301,077	9,363,793	7,236,395	2,127,398	129%
Gary G.	2021	979,167	—	628,575	—	1,325,503	65,470	2,998,715	5,531,705	(2,532,990)	54%
Smalley	2020	953,439	250,000	1,397,250	—	537,296	74,250	3,212,235	5,486,631	(2,274,396)	59%
	2019	950,000	—	242,407	—	648,193	49,670	1,890,270	3,851,015	(1,960,745)	49%
James A.	2021	1,000,000	—	986,625	—	1,359,490	214,479	3,560,594	5,519,038	(1,958,444)	65%
Frost	2020	1,000,000	—	—	—	528,075	171,527	1,699,602	2,531,017	(831,415)	67%
	2019	1,000,000	—	—	—	657,308	237,530	1,894,838	1,765,605	129,233	107%
Wendy A.	2021	816,667	—	—	—	815,694	34,202	1,666,563	1,992,555	(325,992)	84%
Hallgren	2020	735,312	—	—	—	287,141	30,763	1,053,216	1,581,769	(528,553)	67%
	2019	678,125	390,000	—	—	—	199,241	1,267,366	2,784,939	(1,517,573)	46%
Michael F.	2021	484,847	250,000	—	—	—	15,232	750,079	2,663,011	(1,912,932)	28%
Smithson
___________________________________________________________________________________________________
(1)The amounts in column (c) are the same amounts reported in column (c) of the SCT.
(2)The amounts in column (d) are the same amounts reported in column (d) of the SCT, except for certain bonuses paid to Ms. Hallgren and Mr. Smithson. Ms. Hallgren’s guaranteed bonus of $390,000 was paid in two payments, both in 2019, whereas in the SCT they were reported in two different years based on the pro-rata portion earned in each year. Mr. Smithson’s $250,000 signing bonus was paid and realized in 2021; his guaranteed bonus was not paid in 2021 and, thus, is not reported in the above schedule, whereas the SCT reports a pro-rata portion of this bonus in 2021.
(3)The amounts in column (e) represent the gross value (prior to taxes) realized from vesting RSUs in the applicable year based on the value of the Company’s stock on the date of vesting.
(4)The amounts in column (f) represent the value realized from exercised stock options; no stock options were exercised during the periods presented.

(5)The amounts in column (g) represent the amounts paid to the respective NEO as annual incentives in the year the cash was actually received, which is the year following the performance period.
(6)The amounts in column (h) are the same amounts reported in column (i) of the SCT.
(7)The amounts in column (i) represent the total of columns (c) through (h).
(8)The amounts in column (j) represent the total compensation as reported in the SCT.
(9)The amounts in column (k) represent the difference between columns (i) and (j).

Grants of Plan-Based Awards in 2021

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: # of Shares or Units (#)(4)	All Other Option Awards: Underlying # of Securities Options (#)(4)	Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Tutor			1,710,000	3,127,020	6,254,040	—	—	—	—	—	—	—
	RSU	8/25/2021	—	—	—	—	—	—	275,986	—	—	3,979,718
	CPSU	8/25/2021	—	—	—	68,997	137,993	344,983	—	—	—	3,587,818
	CPSU	8/25/2021	—	—	—	68,997	137,993	275,986	—	—	—	1,989,859
G. Smalley			720,000	1,000,000	1,500,000	—	—	—	—	—	—	—
	RSU	11/11/2021	—	—	—	—	—	—	104,796	—	—	1,577,180
	CPSU	11/11/2021	—	—	—	26,199	52,398	130,995	—	—	—	1,389,071
	CPSU	11/11/2021	—	—	—	26,199	52,398	104,796	—	—	—	788,590
J. Frost			720,000	1,000,000	1,500,000	—	—	—	—	—	—	—
	RSU	3/10/2021	—	—	—	12,500	50,000	75,000	—	—	—	1,156,987
	RSU	3/10/2021	—	—	—	—	—	—	50,000	—	—	962,000
	SO	3/10/2021	—	—	—	12,500	50,000	75,000	—	—	19.24	940,345
	SO	3/10/2021	—	—	—	—	—	—		50,000	19.24	580,500
W. Hallgren			486,000	675,000	1,012,500	—	—	—	—	—	—	—
	RSU	11/11/2021	—	—	—	—	—	—	18,069	—	—	271,938
	CPSU	11/11/2021	—	—	—	4,518	9,035	22,588	—	—	—	239,518
	CPSU	11/11/2021	—	—	—	4,518	9,035	18,070	—	—	—	135,977
M. Smithson			—	—	—	—	—	—	—	—	—	—
	RSU	5/28/2021	—	—	—	—	—	—	100,000	—	—	1,548,000
___________________________________________________________________________________________________
(1)The types of equity awards that were granted in 2021 are RSUs, CPSUs and SOs. RSUs automatically convert to the Company’s common stock on a one-for-one basis upon vesting. CPSUs vest upon satisfaction of market or performance conditions and are settled in cash, based on the value of the Company’s common stock on the vesting date. SOs give the holder the right to purchase shares of the Company’s common stock subsequent to the vesting date at a defined exercise price.
(2)Columns (d), (e) and (f) present the potential performance-based annual incentive payouts achieved at threshold, target and maximum. Actual amounts earned for 2021 are reflected in the SCT.
(3)Columns (g), (h) and (i) present the range, if applicable, of estimated future payouts of performance-based equity awards.
(4)Columns (j) and (k) present the time-based equity awards.
(5)The amounts in column (l) represent the exercise price of the nonqualified SOs, which was the closing price of the Company’s common stock on the NYSE on the date of award.
(6)The amounts in column (m) represent the grant date fair value of RSUs, CPSUs and nonqualified SOs computed in accordance with ASC 718. Assumptions used in the calculation of these amounts can be found in Note 1(m) and Note 10 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2022.

Outstanding Equity Awards as of December 31, 2021

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Ronald N. Tutor	300,000	—	—	11.05	6/1/2022	—	—	—	—
	75,000	—	—	22.20	11/13/2023	—	—	—	—
	142,402	—	—	28.17	3/30/2024	—	—	—	—
	248,199	—	—	24.05	12/22/2024	—	—	—	—
	274,432	—	—	25.70	1/5/2028	—	—	—	—
	—	—	—			275,986	3,413,947	—	—
	—	—	—			—	—	137,993	1,706,973	(4)
	—	—	—			—	—	137,993	1,706,973	(4)
Gary G. Smalley	43,096	—	—	17.06	9/1/2025	—	—	—	—
	112,500	—	—	25.95	9/6/2027	—	—	—	—
	42,500	—	—	17.83	11/15/2028	—	—	—	—
	—	42,500	—	17.63	11/15/2029	42,500	525,725	—	—
	—	—	42,500	17.63	11/15/2029	—	—	42,500	525,725
	—	45,000	—	13.85	11/11/2030	45,000	900,000	—	—
	—	—	45,000	13.85	11/11/2030	—	—	45,000	556,650
	—	—	—			104,796	1,296,327	—	—
	—	—	—			—	—	52,398	648,163	(4)
	—	—	—			—	—	52,398	648,163	(4)
James A. Frost	150,000	—	—	11.31	5/30/2022	—	—	—	—
	50,000	—	—	22.20	11/13/2023	—	—	—	—
	94,935	—	—	28.17	3/30/2024	—	—	—	—
	177,201	—	—	23.56	4/9/2025	—	—	—	—
	62,500	—	—	19.90	5/23/2028	—	—	—	—
	—	50,000	—	19.24	3/10/2031	50,000	618,500	—	—
	—	—	50,000	19.24	3/10/2031	—	—	50,000	618,500
Wendy A. Hallgren	—	50,000	—	13.00	9/19/2029	50,000	1,000,000	—	—
	—	—	—			18,069	223,514	—	—
	—	—	—			—	—	9,035	111,763	(4)
	—	—	—			—	—	9,035	111,763	(4)
Michael F. Smithson	—	—	—			100,000	1,237,000	—	—
____________________________________________________________________________________________________
(1)The stock options reported in column (c) are time-based awards and those in column (d) are performance-based awards. The amounts in column (d) are shown at the target performance level and will be adjusted for actual performance at the end of the respective performance period. The stock options in columns (c) and (d) are scheduled to vest in the following years:

Stock Options	2022	2023	2024	Total	Vesting Based On
Gary G. Smalley	42,500	45,000	—	87,500	Time
Gary G. Smalley	42,500	45,000	—	87,500	Performance
James A. Frost	—	—	50,000	50,000	Time
James A. Frost	—	—	50,000	50,000	Performance
Wendy A. Hallgren	50,000	—	—	50,000	Time
	135,000	90,000	100,000	325,000

(2)The RSUs and CPSUs reported in columns (g) are time-based awards and those in column (i) are performance-based awards. The amounts included in column (i) are shown at the target performance level and will be adjusted for actual performance at the end of the respective performance period. The RSUs and CPSUs in columns (g) and (i) are scheduled to vest in the following years:

Name	Award Type	2022	2023	2024	Total	Vesting Based On
Ronald N. Tutor	RSU	91,995	91,995	91,996	275,986	Time
Ronald N. Tutor	CPSU	—	275,986	—	275,986	Performance
Gary G. Smalley	RSU	77,432	79,932	34,932	192,296	Time
Gary G. Smalley	CPSU	—	104,796	—	104,796	Performance
Gary G. Smalley	RSU	42,500	45,000	—	87,500	Performance
James A. Frost	RSU	—	—	50,000	50,000	Time
James A. Frost	RSU	—	—	50,000	50,000	Performance
Wendy A. Hallgren	RSU	56,023	6,023	6,023	68,069	Time
Wendy A. Hallgren	CPSU	—	18,070	—	18,070	Performance
Michael F. Smithson	RSU	—	50,000	50,000	100,000	Time
		267,950	671,802	282,951	1,222,703
(3)The amounts in columns (h) and (j) are determined by multiplying the number of shares by the closing price ($12.37) of the Company’s common stock on the NYSE on December 31, 2021, the last trading day of the year, except for the values of 45,000 RSUs held by Mr. Smalley and 50,000 RSUs held by Ms. Hallgren, which include a guaranteed payout at a minimum per share price ($20.00) and are listed at fair value based on this payout level.
(4)Awards represent CPSUs, which vest upon satisfaction of market or performance conditions and are settled in cash based on the value of the Company’s common stock on the vesting date.
2021 Option Exercises and Stock Vested Table

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting ($)(2)
Ronald N. Tutor	—	—	225,000	2,844,750
Gary G. Smalley	—	—	42,500	628,575
James A Frost	—	—	62,500	986,625
___________________________________________________________________________________________________
(1)Represents the gross number of shares earned upon vesting of stock awards, without deduction for shares that may have been withheld to satisfy applicable tax withholding obligations.
(2)Reflects the value at the closing price of the common stock on the settlement date.

Agreements and Arrangements with NEOs
The following is a summary of Mr. Tutor’s, Mr. Smalley’s, Mr. Frost’s and Mr. Smithson’s employment agreement provisions and the terms of Ms. Hallgren’s Separation Benefits Agreement.
Ronald N. Tutor Employment Agreement
On August 25, 2021 and effective as of June 1, 2021, the Company entered into an amended and restated employment agreement with Mr. Tutor that, among other things, extended his employment term and provided changes to certain elements of his compensation, as discussed earlier in the “Compensation Discussion and Analysis” section. In addition, Mr. Tutor has agreed that during the term of his employment with Tutor Perini and for two years after the end of his employment (unless his employment is terminated by Tutor Perini without cause or he terminates his employment for good reason (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees. Mr. Tutor has also agreed to be bound by customary restrictions on disclosure of confidential information. The severance benefits payable to Mr. Tutor pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” section below.

Gary G. Smalley Employment Agreement
On September 6, 2017, the Company entered into an employment agreement with Mr. Smalley. The term of the employment agreement was through December 31, 2020 and is subject to automatic extensions for successive 12-month terms thereafter. The employment agreement provides certain elements of compensation, including: an annual salary; performance bonus and share-based awards; various perquisites; and additional life insurance. In addition, in accordance with his employment agreement Mr. Smalley has agreed that during the term of his employment with Tutor Perini and for 365 days after the end of his employment (unless his employment is terminated by Tutor Perini without cause or he terminates his employment for good reason (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees. Mr. Smalley has also agreed to be bound by customary restrictions on disclosure of confidential information. The severance benefits payable to Mr. Smalley pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” section below.
James A. Frost Employment Agreement
On November 1, 2016, the Company entered into an amended and restated employment agreement with Mr. Frost extending his employment with the Company through December 31, 2017 (subject to automatic extensions for successive 12-month terms) and providing certain elements of compensation, including: an annual salary; performance bonus and share-based awards; various perquisites; and additional life insurance. In addition, in accordance with his employment agreement Mr. Frost has agreed that during the term of his employment with Tutor Perini and for 500 days after the end of his employment (unless his employment is terminated by Tutor Perini without cause or he terminates his employment for good reason (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees. Mr. Frost has also agreed to be bound by customary restrictions on disclosure of confidential information. The severance benefits payable to Mr. Frost pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” section below.
Wendy A. Hallgren Separation Benefits Agreement
On September 17, 2019, the Company entered into a Separation Benefits Agreement with Ms. Hallgren that provides for certain severance payments and benefits in the event of a termination of her employment under various circumstances, the terms of which are described in the “Potential Payments Upon Termination or Change in Control” section below.

Michael F. Smithson Employment Agreement

The Company entered into an employment agreement effective May 23, 2021 with Mr. Smithson for a term of three years, pursuant to which he serves as Executive Vice President of the Building and Specialty Contractors Groups. The employment agreement provides for certain elements of compensation, including: an annual salary; signing and guaranteed bonuses; annual performance-based bonus; deferred compensation subject to Mr. Smithson’s continued employment through the first, second and third anniversaries of the agreement; share-based awards; severance payments and benefits in the event of termination of his employment under various circumstances; and certain perquisites. The severance benefits payable to Mr. Smithson pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” section below.
Potential Payments Upon Termination or Change in Control
Each NEO has an agreement that provides for the payment of specified severance benefits upon the following termination events: death, disability, termination by employer for cause or by executive without good reason, termination by employer without cause or by executive with good reason, or change in control. All change in control payments and benefits are subject to a “double trigger,” meaning that payments are made only when both of the following occur: (1) a change in control of the Company and (2) a qualifying termination of employment.

Ronald N. Tutor
Certain payments would be payable to Mr. Tutor in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2021:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)(3)	Cash Lump Sum ($)(4)	Total ($)
A.	Death	—	219,231	6,827,894	—	7,047,125
B.	Disability	—	3,532,810	6,827,894	—	10,360,704
C.	Termination by Employer for Cause or by Executive without Good Reason	—	3,532,810	—	—	3,532,810
D.	Termination by Employer without Cause or by Executive with Good Reason	2,472,239	3,593,100	6,827,894	10,054,040	22,947,273
E.	Change in Control Termination	2,472,239	3,623,245	26,827,894	15,081,060	48,004,438
____________________________________________________________________________________________________
(1)The annual incentive compensation for 2021 performance would be due to Mr. Tutor at the time payment is made to all executives under Events D and E. No payment would be due under Events A, B or C. As of December 31, 2021, Mr. Tutor was not owed any unearned annual incentive. Subsequent to December 31, 2021, the Compensation Committee approved a $2,472,239 annual incentive compensation for Mr. Tutor for 2021 performance and payment has been made to him. This amount is shown as payable as of December 31, 2021 under Events D and E above. Should Events D or E occur during any calendar year, a pro-rata bonus would be due to Mr. Tutor at the time payment is made to all executives for the calendar year in which the event occurs.
(2)Benefits include vacation, life insurance and health insurance. Termination under all Events would result in payment for accrued vacation (30 days at December 31, 2021, valued at $219,231). Events B, C, D and E would require the continuation of life insurance benefits providing for the payment of $10.0 million in the event of Mr. Tutor’s death through the earlier of April 12, 2031 or his death (total remaining premiums estimated at $3,313,579 at December 31, 2021). Event D would require continuation of health insurance benefits for Mr. Tutor and his covered dependents for 24 months (estimated at $60,290 at December 31, 2021 based on then applicable Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums), or payment of an after-tax amount with which Mr. Tutor could obtain comparable coverage. Event E would require continuation of health insurance benefits for Mr. Tutor and his covered dependents for 36 months (estimated at $90,435 at December 31, 2021 based on then applicable COBRA premiums), or payment of an after-tax amount with which Mr. Tutor could obtain comparable coverage.
(3)Mr. Tutor had 275,986 RSUs and 275,986 CPSUs (target performance assumed) outstanding at December 31, 2021. The table below represents the value of the outstanding RSUs and CPSUs and the intrinsic value of the unvested stock options quantified using the Company’s closing share price of $12.37 on December 31, 2021 assuming the triggering events occurred on December 31, 2021. Under Event E, Mr. Tutor also receives a cash payment equal to the amount of his future scheduled annual RSU grants, for a total of $20 million at December 31, 2021. Mr. Tutor had no unvested stock options outstanding as of December 31, 2021.

Triggering Event		RSUs ($)	CPSUs ($)	Total ($)
A.	Death	3,413,947	3,413,947	6,827,894
B.	Disability	3,413,947	3,413,947	6,827,894
C.	Termination by Employer for Cause or by Executive without Good Reason	—	—	—
D.	Termination by Employer without Cause or by Executive with Good Reason	3,413,947	3,413,947	6,827,894
E.	Change in Control Termination	23,413,947	3,413,947	26,827,894
(4)A cash lump sum would be due in the amount of two times the sum of annual salary and target bonus in the case of Event D; and three times the sum of annual salary and target bonus in the case of Event E.

Gary G. Smalley
Certain payments would be payable to Mr. Smalley in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2021:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)(3)	Cash Lump Sum ($)(4)	Total ($)
A.	Death	732,227	49,519	5,100,754	—	5,882,500
B.	Disability	732,227	49,519	5,100,754	—	5,882,500
C.	Termination by Employer for Cause or by Executive without Good Reason	—	49,519	—	—	49,519
D.	Termination by Employer without Cause or by Executive with Good Reason	732,227	109,809	5,100,754	3,000,000	8,942,790
E.	Change in Control Termination	732,227	109,809	5,100,754	4,000,000	9,942,790
___________________________________________________________________________________________________
(1)The annual incentive compensation for 2021 performance would be due to Mr. Smalley at the time payment is made to all executives under Events A, B, D and E. No payment would be due under Event C. As of December 31, 2021, Mr. Smalley was not owed any unearned bonus. Subsequent to December 31, 2021, the Compensation Committee approved a $732,227 annual incentive compensation bonus for Mr. Smalley for 2021 performance and payment has been made to him. This amount is shown as payable as of December 31, 2021 under Events A, B, D and E above. Should Events A, B, D or E occur during any calendar year, a pro-rata bonus would be due to Mr. Smalley at the time payment is made to all executives for the calendar year in which the event occurs.
(2)Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (13 days at December 31, 2021, valued at $49,519). Events D and E would require continuation of health insurance benefits for Mr. Smalley and his covered dependents for 24 months (estimated at $60,290 at December 31, 2021 based on then applicable COBRA premiums), or payment of an after-tax amount with which Mr. Smalley could obtain comparable coverage.
(3)Mr. Smalley had 279,796 RSUs, inclusive of 87,500 TSR RSUs (target performance assumed), 104,796 CPSUs (target performance assumed) and 175,000 unvested stock option awards, inclusive of 87,500 TSR stock options (target performance assumed), outstanding at December 31, 2021. The table below represents the value of the outstanding RSUs, including 45,000 RSUs quantified using a guaranteed minimum price of $20.00 per share as specified in his RSU award agreement, CPSUs and the intrinsic value of the unvested stock options quantified using the Company’s closing share price of $12.37 on December 31, 2021 assuming the triggering events occurred on December 31, 2021. All of Mr. Smalley’s unvested stock options had exercise prices that exceeded the Company’s share price as of December 31, 2021 and, therefore, had no intrinsic value.

Triggering Event		RSUs ($)	CPSUs ($)	Options ($)	Total ($)
A.	Death	3,804,427	1,296,327	—	5,100,754
B.	Disability	3,804,427	1,296,327	—	5,100,754
C.	Termination by Employer for Cause or by Executive without Good Reason	—	—	—	—
D.	Termination by Employer without Cause or by Executive with Good Reason	3,804,427	1,296,327	—	5,100,754
E.	Change in Control Termination	3,804,427	1,296,327	—	5,100,754
(4)A cash lump sum would be due in the amount of one and one-half times the sum of annual salary and target bonus in the case of Event D; and two times the sum of annual salary and target bonus in the case of Event E.

James A. Frost
Certain payments would be payable to Mr. Frost in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2021:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)(3)	Cash Lump Sum ($)(4)	Total
A.	Death	—	57,692	1,237,000	—	1,294,692
B.	Disability	—	57,692	1,237,000	—	1,294,692
C.	Termination by Employer for Cause or by Executive without Good Reason	—	57,692	—	—	57,692
D.	Termination by Employer without Cause or by Executive with Good Reason	664,727	93,613	1,237,000	3,000,000	4,995,340
E.	Change in Control Termination	664,727	93,613	1,237,000	3,000,000	4,995,340
___________________________________________________________________________________________________
(1)The annual incentive compensation for 2021 performance would be due to Mr. Frost at the time payment is made to all executives under Events D and E. No payment would be due under Events A, B or C. As of December 31, 2021, Mr. Frost was not owed any unearned bonus. Subsequent to December 31, 2021, the Compensation Committee approved a $664,727 annual incentive compensation bonus for Mr. Frost for 2021 performance and payment has been made to him. This amount is shown as payable as of December 31, 2021 under Events D and E above. Should Events D or E occur during any calendar year, a pro-rata bonus would be due to Mr. Frost at the time payment is made to all executives for the calendar year in which the event occurs.
(2)Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (15 days at December 31, 2021, valued at $57,692). Events D and E would require continuation of health insurance benefits for Mr. Frost and his covered dependents for 24 months (estimated at $35,921 at December 31, 2021 based on then applicable COBRA premiums), or payment of an after-tax amount with which Mr. Frost could obtain comparable coverage.
(3)Mr. Frost had 100,000 RSUs and 100,000 unvested stock option awards outstanding at December 31, 2021, inclusive of 50,000 TSR RSUs (target performance assumed) and 50,000 TSR stock options (target performance assumed). The table below represents the value of the outstanding RSUs and the intrinsic value of the unvested stock options quantified using the Company’s closing share price of $12.37 on December 31, 2021 assuming the triggering events occurred on December 31, 2021. All of Mr. Frost’s unvested stock options had exercise prices that exceeded the Company’s share price as of December 31, 2021 and, therefore, had no intrinsic value.

Triggering Event		RSUs ($)	Options ($)	Total ($)
A.	Death	1,237,000	—	1,237,000
B.	Disability	1,237,000	—	1,237,000
C.	Termination by Employer for Cause or by Executive without Good Reason	—	—	—
D.	Termination by Employer without Cause or by Executive with Good Reason	1,237,000	—	1,237,000
E.	Change in Control Termination	1,237,000	—	1,237,000
(4)A cash lump sum would be due in the amount of one and one half times the sum of annual salary and target bonus in the case of Events D and E.

Wendy A. Hallgren
Certain payments would be payable to Ms. Hallgren in the event of her termination. The amounts depend upon the circumstances surrounding her termination as follows, assuming the triggering event occurred on December 31, 2021:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)(3)	Cash Lump Sum ($)(4)	Total
A.	Death	494,253	49,543	1,447,040	—	1,990,836
B.	Disability	494,253	49,543	1,447,040	—	1,990,836
C.	Termination by Employer for Cause or by Executive without Good Reason	—	49,543	—	—	49,543
D.	Termination by Employer without Cause or by Executive with Good Reason	494,253	108,408	1,447,040	2,362,500	4,412,201
E.	Change in Control Termination	494,253	108,408	1,447,040	3,150,000	5,199,701
___________________________________________________________________________________________________
(1)The annual incentive compensation for 2021 performance would be due to Ms. Hallgren at the time payment is made to all executives under Events A, B, D and E. No payment would be due under Event C. As of December 31, 2021, Ms. Hallgren was not owed any unearned bonus. Subsequent to December 31, 2021, the Compensation Committee approved a $494,253 annual incentive compensation bonus for Ms. Hallgren for 2021 performance and payment has been made to her. This amount is shown as payable as of December 31, 2021 under Events A, B, D and E above. Should Events A, B, D or E occur during any calendar year, a pro-rata bonus would be due to Ms. Hallgren at the time payment is made to all executives for the calendar year in which the event occurs.
(2)Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (14 days at December 31, 2021, valued at $49,543). Events D and E would require continuation of health insurance benefits for Ms. Hallgren and her covered dependents for 24 months (estimated at $58,865 at December 31, 2021 based on then applicable COBRA premiums), or payment of an after-tax amount with which Ms. Hallgren could obtain comparable coverage.
(3)Ms. Hallgren had 68,069 RSUs, 18,070 CPSUs (target performance assumed) and 50,000 unvested stock option awards outstanding at December 31, 2021. The table below represents the value of the outstanding RSUs, including 50,000 RSUs quantified using a guaranteed minimum price of $20.00 per share as specified in her RSU award agreement, CPSUs, as well as the intrinsic value of the unvested stock options quantified using the Company’s closing share price of $12.37 on December 31, 2021 assuming the triggering events occurred on December 31, 2021. All of Ms. Hallgren’s unvested stock options had exercise prices that exceeded the Company’s share price as of December 31, 2021 and, therefore, had no intrinsic value.

Triggering Event		RSUs ($)	CPSUs ($)	Options ($)	Total ($)
A.	Death	1,223,514	223,526	—	1,447,040
B.	Disability	1,223,514	223,526	—	1,447,040
C.	Termination by Employer for Cause or by Executive without Good Reason	—	—	—	—
D.	Termination by Employer without Cause or by Executive with Good Reason	1,223,514	223,526	—	1,447,040
E.	Change in Control Termination	1,223,514	223,526	—	1,447,040
(4)A cash lump sum would be due in the amount of one and one-half times the sum of annual salary and target bonus in the case of Event D; and two times the sum of annual salary and target bonus in the case of Event E.

Michael F. Smithson
Certain payments would be payable to Mr. Smithson in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2021:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)(3)	Cash Lump Sum ($)(4)	Total ($)
A.	Death	—	16,538	1,237,000	—	1,253,538
B.	Disability	—	16,538	1,237,000	—	1,253,538
C.	Termination by Employer for Cause or by Executive without Good Reason	—	16,538	—	—	16,538
D.	Termination by Employer without Cause or by Executive with Good Reason	364,932	60,985	1,237,000	2,124,668	3,787,585
E.	Change in Control Termination	364,932	60,985	1,237,000	2,549,557	4,212,474
___________________________________________________________________________________________________
(1)The pro rata portion of Mr. Smithson’s annual guaranteed bonus for 2021 performance would be due to Mr. Smithson at the time payment is made to all executives under Events D and E. No payment would be due under Events A, B or C. As of December 31, 2021, Mr. Smithson was not owed any unearned bonus. Subsequent to December 31, 2021, the Compensation Committee approved the pro rata portion of Mr. Smithson’s annual guaranteed bonus of $364,932 for 2021 and payment has been made to him. This amount is shown as payable as of December 31, 2021 under Events D and E above. Should Events D or E occur during any calendar year, a pro-rata bonus would be due to Mr. Smithson at the time payment is made to all executives for the calendar year in which the event occurs.
(2)Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (5 days at December 31, 2021, valued at $16,538). Events D and E would require continuation of health insurance benefits for Mr. Smithson and his covered dependents for 18 months (estimated at $44,447 at December 31, 2021 based on then applicable COBRA premiums), or payment of an after-tax amount with which Mr. Smithson could obtain comparable coverage.
(3)Mr. Smithson had 100,000 RSUs outstanding at December 31, 2021. The amounts represent the value of the outstanding RSUs quantified using the Company’s closing share price of $12.37 on December 31, 2021 assuming the triggering events occurred on December 31, 2021.
(4)In the case of Event D, a cash lump sum would be due in the amount of one and one-half times the sum of his annual salary earned and target bonus earned, plus an amount equal to any unpaid signing bonus ($250,000) and deferred compensation ($600,000). In the case of Event E, a cash lump sum would be due in the amount of two times the sum of annual salary and target bonus, plus an amount equal to any unpaid signing bonus ($250,000) and deferred compensation ($600,000).

CEO PAY RATIO DISCLOSURE
The SEC's rules for identifying the median-compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.
In order to identify the median-compensated employee, we identified our employee population as of December 31, 2021. We selected total compensation paid to our employees from January 1, 2021 through December 31, 2021 (per IRS Form W-2 data for U.S. employees, and total salary and wages earned for non-U.S. employees) as our consistently applied compensation measure. We ranked all employees (other than the CEO) based on this consistently applied compensation measure and identified our median-compensated employee.
The annual total compensation of the median-compensated employee was $65,629. The 2021 total compensation of Mr. Tutor, our CEO, as measured for reporting in the SCT, was $14,808,920. The ratio of the annual total compensation of our CEO to the annual total compensation of the median-compensated employee was 226 to 1.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, as well as the methodology we used to identify the median-compensated employee.

DIRECTOR COMPENSATION
Our Compensation Committee recommends the level of compensation to be paid to our Board. Periodically, the Compensation Committee reviews the functions being performed by the Board and its committees, as well as board compensation paid by the Company’s publicly traded peer group companies, in order to determine whether director compensation is appropriate. The Company’s director compensation is slightly below the peer group median.
Fees for our non-management directors consist of an annual cash retainer fee of $80,000, payable in cash or common stock at each director’s option, plus an annual equity retainer in the amount of $150,000 payable in shares of common stock on the business day following the annual meeting of shareholders. Directors also receive $900 per Board meeting attended in person and $300 per Board meeting attended telephonically. Members of the Audit Committee receive $2,000 per committee meeting attended in person and $500 per committee meeting attended telephonically. The Audit Committee Chair receives an annual retainer of $20,000 and the Compensation Committee Chair receives an annual retainer of $10,000 for services on their respective committees. Members of the Compensation and Corporate Governance and Nominating Committees receive $900 per committee meeting attended in person and $300 per committee meeting attended telephonically. The Lead Independent Director also receives an additional annual retainer of $20,000 based on the increased responsibilities associated with this role.

In addition to these fees, an ad hoc Dispute Resolution Advisory Committee was formed in 2019 to consult with management regarding settlement offers and strategies with respect to certain outstanding claims and disputes. The Board approved a $10,000 annual cash retainer for serving as the Chair of this committee and a $300 meeting fee for attending meetings of this committee. A Special Committee was also formed in 2019 to consider potential strategic transactions, and the Board approved a $25,000 monthly cash fee for serving as the Chair of this committee and a $15,000 monthly meeting fee for attending meetings for each other member of this committee. There were no meetings of the Dispute Resolution Advisory Committee or the Special Committee during 2021. Accordingly, no compensation was paid in 2021 related to these committees, other than the annual cash retainer to the Chair of the Dispute Resolution Advisory Committee.
The table below summarizes the total compensation earned by each of the non-management directors serving in 2021.

(a)	(b)	(c)	(d)
Name	Fees Earned (Paid in Cash or Stock) ($)(1)	Stock Awards ($)(2)	Total ($)(3)
Peter Arkley	88,101	149,999	238,100
Jigisha Desai	35,291	66,161	101,452
Sidney J. Feltenstein	83,001	149,999	233,000
Michael F. Horodniceanu	87,701	149,999	237,700
Michael R. Klein	122,101	149,999	272,100
Robert C. Lieber	104,701	149,999	254,700
Dennis D. Oklak	89,301	149,999	239,300
Raymond R. Oneglia	86,601	149,999	236,600
Dale Anne Reiss	111,101	149,999	261,100
Dickran M. Tevrizian, Jr.	86,601	149,999	236,600
___________________________________________________________________________________________________
(1)The amounts in column (b) represent fees paid for the annual cash retainer, committee Chair retainers, Lead Independent Director retainer and attendance at Board and committee meetings as described above. Ms. Desai was appointed as a Director effective December 16, 2021 and received a pro-rata portion of the fees earned. In addition, for Mr. Klein, this includes $10,000 as his retainer for serving as the Chair of the ad hoc Dispute Resolution Advisory Committee. The following table presents the cash and equity components of the $80,000 annual cash retainer for the directors who elected to receive all or a portion of this retainer in shares of the Company’s common stock:

	Share			Cash Payment ($)	Total ($)
Name	Amounts #	Price ($)	Value ($)
Sidney J. Feltenstein	5,121	15.62	79,990	10	80,000
Michael F. Horodniceanu	2,560	15.62	39,987	40,013	80,000
Raymond R. Oneglia	2,560	15.62	39,987	40,013	80,000
(2)The amounts in column (c) present the fair value of the shares granted in 2021 based on the fair market value on the date of grant in accordance with ASC 718. The 2021 annual stock grant made to each director was based on the closing price of the Company’s common stock on the NYSE on the date of grant. As of December 31, 2021, none of our non-management directors had any outstanding equity awards.
(3)The amounts in column (d) represent the total of columns (b) and (c).
Stock Ownership Guidelines for Non-Management Directors
The Company’s non-management directors are subject to stock ownership guidelines which are intended to align their interests with those of our shareholders. Under the guidelines, our non-management directors must hold ownership of Tutor Perini stock at a multiple of five times the annual cash retainer. The minimum number of shares guideline is updated annually based on the current cash retainer ($80,000 as of December 31, 2021) and the 12-month trailing average Tutor Perini stock price. Shares owned directly or indirectly are counted toward the guidelines. Non-management directors have until their fifth anniversary of becoming a director to comply with the guidelines. All of our current non-management directors are in compliance with the stock ownership guidelines.
Stock Retention Guidelines for Non-Management Directors
The Company also has a policy requiring non-management directors to maintain beneficial ownership of at least 75% of net shares acquired via grants of equity-based compensation until they are no longer with the Company. As of the most recent measurement date, all of our current non-management directors were in compliance with this policy.
Director and Officer Indemnification
Our amended and restated articles of organization provide that no director shall be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to us or our shareholders, for acts or omissions not in good faith, for acts or omissions involving intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. Our By-laws provide that our directors and officers will be indemnified against liabilities that arise from their service as directors and officers, subject to certain exceptions. We have obtained insurance that insures our directors and officers against certain losses and insures us against our obligations to indemnify our directors and officers.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS
The following table sets forth certain information concerning beneficial ownership as of March 21, 2022 of the common stock by each director and nominee, each NEO named in the summary compensation table, all directors and executive officers as a group and all persons we know to hold in excess of 5% of the common stock.
In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of the common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. Unless otherwise indicated in the footnotes, the address of each of the individuals and entities named below is: c/o Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342.

Name of Beneficial Owner	Amount of Common Stock Beneficially Owned(1)		Percent of Common Stock Beneficially Owned(2)
Named Executive Officers
Ronald N. Tutor	8,478,860	(3)	16.3%
James A. Frost	849,949	(4)	1.6%
Gary G. Smalley	342,310		*
Wendy A. Hallgren	—		*
Michael F. Smithson	—		*

Non-Management Directors
Raymond R. Oneglia	635,066	(5)	1.2%
Michael R. Klein	326,992		*
Sidney J. Feltenstein	154,538		*
Peter Arkley	98,479		*
Robert C. Lieber	96,502		*
Dickran M. Tevrizian, Jr.	96,115	(6)	*
Dale Anne Reiss	53,728	(7)	*
Michael F. Horodniceanu	51,333		*
Dennis D. Oklak	49,847		*
Jigisha Desai	5,226		*

All Directors and Executive Officers as a Group (15 persons)	11,238,945		21.3%

Beneficial Ownership of 5% or More
Ronald N. Tutor	8,478,860	(3)	16.3%
BlackRock, Inc.	4,021,421	(8)	7.9%
The Vanguard Group, Inc.	3,857,465	(9)	7.5%
Donald Smith & Co., Inc.	2,766,014	(10)	5.4%
Dimensional Fund Advisors LP	2,589,679	(11)	5.1%
___________________________________________________________________________________________________
*Less than 1%.
(1)Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock and stock options that are currently exercisable or exercisable within 60 days of March 21, 2022 are deemed to be beneficially owned by the person holding such options. Mr. Tutor, Mr. Smalley, Mr. Frost and All Directors and Executive Officers as a Group have 1,040,033; 198,096; 534,636; and 1,772,765 stock options, respectively, which are currently exercisable or exercisable within 60 days of March 21, 2022.
(2)The percent ownership for each shareholder on March 21, 2022 is calculated by dividing (i) the total number of shares beneficially owned by the shareholder by (ii) 51,111,164 shares (the total number of shares outstanding on March 21, 2022) plus any shares that may be acquired (including upon exercise of stock options or vesting of RSUs) by that person currently or within 60 days after March 21, 2022.
(3)Consists of 3,493,305 shares held by the Tutor Marital Property Trust, 2,412,267 shares held by Ronald N. Tutor Separate Property Trust, 1,533,255 shares held by Ronald N. Tutor 2009 Dynasty Trust and 1,040,033 stock options exercisable within 60 days of March 21, 2022.

(4)Consists of 220,813 shares held by the Frost Family Trust, 94,500 shares that have been pledged as collateral for a loan and 534,636 stock options exercisable within 60 days of March 21, 2022.
(5)Includes 500,000 shares owned by O&G for which Mr. Oneglia serves as the Vice Chairman and as a director and for which he disclaims beneficial ownership, except to the extent of his pecuniary interest therein. Also includes 500 shares held by the Raymond R. Oneglia Spray Trust.
(6)Includes 96,115 shares held by the Dickran M Tevrizian Jr & Geraldine A Tevrizian Trust.
(7)Includes 44,125 shares held by the Irrevocable Trust for Dale Anne Reiss.
(8)Based on Schedule 13G/A filed with the SEC on February 1, 2022 by BlackRock, Inc. (“BlackRock”), which indicates that as of December 31, 2021, BlackRock had (i) sole voting power relative to 3,817,512 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 4,021,421 shares and (iv) no shared dispositive power. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(9)Based on Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group, Inc. (“Vanguard”), which indicates that as of December 31, 2021, Vanguard had (i) no sole voting power, (ii) shared voting power relative to 50,875 shares, (iii) sole dispositive power relative to 3,777,746 shares and (iv) shared dispositive power relative to 79,719 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(10)Based on Schedule 13G filed with the SEC on February 7, 2022 by Donald Smith & Co., Inc. (“Donald Smith”), on behalf of itself and DSCO Value Fund, L.P. (“DSCO Value Fund”), which indicates that as of December 31, 2021, Donald Smith had (i) sole voting power relative to 2,719,208 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 2,748,208 shares and (iv) no shared dispositive power. The aforementioned Schedule 13G also indicates that as of December 31, 2021, DSCO Value Fund had (i) sole voting power relative to 17,806 shares, (ii) no shared power, (iii) sole dispositive power relative to 17,806 shares and (iv) no shared dispositive power. The address of Donald Smith is 152 West 57th Street, New York, NY 10019.
(11)Based on Schedule 13G/A filed with the SEC on February 8, 2022 by Dimensional Fund Advisors LP (“Dimensional”), which indicates that as of December 31, 2021, Dimensional had (i) sole voting power relative to 2,521,063 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 2,589,679 shares and (iv) no shared dispositive power. The address of Dimensional is 6300 Bee Cave Road, Building One, Austin, TX 78746.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers (as defined in regulations issued by the SEC) and directors, and persons who beneficially own more than ten percent of a registered class of Tutor Perini’s equity securities, to file initial reports of ownership and reports of changes in ownership of the Common Stock (including options and warrants to acquire Common Stock) with the SEC. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based on our records and other information, we believe that with respect to the year ended December 31, 2021, our officers, directors and greater than ten percent beneficial owners filed the required reports under Section 16(a) on a timely basis, except for: one transaction on a Form 5 for Mr. Oneglia, three transactions across two Forms 4 for Mr. Frost and three transactions on a Form 4 for Mr. Tutor, in each case, due to an administrative error.
SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING
Any proposal of a shareholder submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Tutor Perini’s proxy statement and form of proxy for its 2023 Annual Meeting of Shareholders must be received by Tutor Perini on or before December 9, 2022 in order to be considered for inclusion in its proxy statement and form of proxy. If the 2023 Annual Meeting of Shareholders is advanced or delayed by more than 30 calendar days from May 18, 2023, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals for inclusion in the 2023 Annual Meeting of Shareholders proxy statement. Such proposals must comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.
Tutor Perini’s By-laws require that Tutor Perini be given advance written notice of director nominations and other business that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in Tutor Perini’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). Any proposal of a shareholder intended to be presented at Tutor Perini’s 2023 Annual Meeting of Shareholders, other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received by us no earlier than November 19, 2022, nor later than March 4, 2023. If the 2023 Annual Meeting of Shareholders is advanced by more than seven calendar days from May 18, 2023, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals pursuant to the Tutor Perini By-

laws (other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8) for presentation at the 2023 Annual Meeting of Shareholders. If a shareholder fails to provide timely notice of a proposal to be presented at the 2023 Annual Meeting of Shareholders, the proxies designated by the Board will have discretionary authority to vote on any such proposal that may come before the meeting. In addition, shareholder proposals must comply with the requirements of our By-laws. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary. In addition to satisfying the deadlines in the advance notice provisions of our By-laws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required under Rule 14a-19 to our Corporate Secretary no later than March 19, 2023.
Please see “Nominations for Director” for a description of the requirements for submitting a candidate for nomination as a director at the 2023 Annual Meeting of Shareholders.
OTHER MATTERS
The Board knows of no other matters that are likely to be brought before the meeting. However, if any other matters of which the Board is not aware are presented to the meeting for action, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matters.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of our Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy to you if you call or write us at the following address or telephone number: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Tutor Perini files annual, quarterly, and current reports, proxy statements and other information with the SEC.
You may also obtain copies of reports, including our Annual Report on Form 10-K for the year ended December 31, 2021, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you would like to request documents, please do so by May 4, 2022 in order to receive them before the Annual Meeting of Shareholders on May 18, 2022.

11 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 → x 0 2 0 0 0 0 0 0 0 0 0 0 JOB # 1 O F 2 1 OF 2PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners)Signature [PLEASE SIGN WITHIN BOX] DateDate CONTROL # SHARES SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 00 00 55 44 88 _1 R 1. 0. 0. 24 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Ronald N. Tutor 02 Peter Arkley 03 Jigisha Desai 04 Sidney J. Feltenstein 05 Michael F. Horodniceanu 06 Michael R. Klein 07 Robert C. Lieber 08 Dennis D. Oklak 09 Raymond R. Oneglia 10 Dale Anne Reiss TUTOR PERINI CORPORATION 15901 OLDEN STREET SYLMAR, CA 91342 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/17/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/17/2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 Ratify the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of the Company for the fiscal year ending December 31, 2022. 3 Approve the compensation of the Company's named executive officers on an advisory (non-binding) basis. NOTE: Transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Yes No Please indicate if you plan to attend this meeting

00 00 55 44 88 _2 R 1. 0. 0. 24 Tutor Perini Corporation Attn: Investor Relations Dept. 15901 Olden Street Sylmar, CA 91342 Telephone (818) 362-8391 E-mail: investor.relations@tutorperini.com Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, as well as the Annual Report, are available at www.proxyvote.com. TUTOR PERINI CORPORATION Annual Meeting of Shareholders May 18, 2022 at 11:30 AM Pacific Time 15901 Olden Street, Sylmar, CA 91342 This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) James "Jack" A. Frost and Gary G. Smalley, or either of them, as proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot and in their discretion upon such other matters as may be properly presented at the meeting, all of the shares of common stock of TUTOR PERINI CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:30 AM Pacific Time on May 18, 2022 at 15901 Olden Street, Sylmar, California 91342, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side